Exhibit 10.6

Certain identified information has been excluded from the exhibit by marking such portions with brackets (“[***]”) because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

ROYALTY AND MILESTONE PAYMENT INTEREST PURCHASE AND SALE AGREEMENT

by and among

SPERO SPV, LLC,

as the Company,

THE ENTITIES MANAGED BY HEALTHCARE ROYALTY MANAGEMENT, LLC LISTED ON THE SIGNATURE PAGES HERETO, as the Purchasers

and

HCR SPERO SPV, LLC, as the Purchaser Representative

Dated July 8, 2026

Schedule I	Licensed Products
Schedule 5.9	Brokers’ Fees
Schedule 5.14(k)	Material Contracts – Audits
Schedule 5.16(a)	Organizational Information
Schedule 5.16(b)	Organizational Changes
Schedule 5.19(a)	Patents
Schedule 5.20(c)	Regulatory Authorizations for Tebipenem Pivoxil Hydrobromide
Schedule 9.2	Purchaser Representative’s Office
Exhibit A-1	Bill of Sale – Purchaser Representative
Exhibit A-2	Bill of Sale – Company
Exhibit B	Contribution Agreement
Exhibit C	Equity Contribution Agreement
Exhibit D	Payment Instruction Letter
Exhibit E	Company Account
Exhibit F-1	GSK License Agreement
Exhibit F-2	Meiji License Agreement

ROYALTY AND MILESTONE PAYMENT INTEREST PURCHASE AND SALE AGREEMENT

This ROYALTY AND MILESTONE PAYMENT INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of July 8, 2026 is by and among SPERO SPV, LLC, a Delaware limited liability company (the “Company”), the entities managed by HEALTHCARE ROYALTY MANAGEMENT, LLC listed on the signature pages hereto (the “Purchasers”) and HCR SPERO SPV, LLC, a Delaware limited liability company (the “Purchaser Representative”), solely in its capacity as agent for, and representative of, the Purchasers. Each of the Company and the Purchasers is referred to in this Agreement as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Spero Therapeutics, Inc., a Delaware corporation (together with its permitted successors or assigns, “Parent”), has formed each of Spero Holdings SPV, LLC, a Delaware limited liability company (“Holdings”), and the Company as special purpose vehicles, and upon the Parties’ entry into this Agreement, Parent owns 100% of the Capital Stock of Holdings and Holdings owns 100% of the Capital Stock of the Company.

WHEREAS, the Company holds certain assets and rights relating to the Licensed Products as a result of the Contribution Agreement and the transactions contemplated therein, which transactions were consummated prior to the Parties’ entry into this Agreement.

WHEREAS, as part of a series of transactions (the “Transaction”), Purchasers are also purchasing certain promissory notes (as amended or otherwise modified from time to time, the “Notes”) from the Company, pursuant to the terms and conditions of a Note Purchase and Guaranty Agreement dated as of the Effective Date (as amended or otherwise modified from time to time, the “NPA”), between the Company (referred to as Issuer in the NPA) and Purchasers.

WHEREAS, immediately following the “Payment in Full” of the Notes in accordance with the terms of the NPA, the Transaction will then include the payment to the Purchasers of the Purchased Proceeds, pursuant to the terms and conditions of this Agreement.

WHEREAS, pursuant to the terms and conditions of this Agreement, as of the Effective Date the Company desires to sell, contribute, assign, transfer, convey and grant to each Purchaser, and each Purchaser desires to purchase, acquire and accept from the Company, the Purchased Proceeds in the respective percentages set forth in the definition of Purchased Proceeds herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means any account control agreement by and among the Company, the applicable Depositary Bank and the Purchaser Representative.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” has the meaning set forth in the preamble.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Back-up Collateral” means the “RPA Back-up Collateral” as defined in the Back-up Security Agreement.

“Back-up Collateral Documents” means a collective reference to the Back-up Security Agreement, the Account Control Agreement and such other security documents as may be executed and delivered by the Company pursuant to the terms of Section 6.7.

“Back-up Security Agreement” means the Security Agreement, substantially in the form of Exhibit H to the NPA, between the Note Parties (as defined in the NPA) and Purchaser Representative, securing, with respect to this Agreement, the Back-up Collateral in the event of a recharacterization of the sale hereunder as indebtedness.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within [***] from entry thereof.

“Bill of Sale – Company” means the Bill of Sale and Assumption Agreement, dated as of the Effective Date, delivered by the Parent to Holdings (and by Holdings to the Company) under the Contribution Agreement with respect to the Transferred Assets, substantially in the form of Exhibit A-2.

“Bill of Sale – Purchaser Representative” means the Bill of Sale and Assumption Agreement, dated as of the Effective Date, delivered by the Company to the Purchaser Representative under this Agreement with respect to the Purchased Proceeds and proceeds thereof, substantially in the form of Exhibit A-1.

“Bills of Sale” means, collectively, the Bill of Sale – Purchaser Representative and the Bill of Sale – Company.

“Blocked Account” means any Deposit Account established and maintained in the United States at the Depositary Bank and pledged as Back-up Collateral pursuant to the terms of the Back-up Security Agreement and subject to an Account Control Agreement that is subject to: (a) prior to the New Depositary Bank Trigger Date, the “control” of Purchaser Representative within the meaning of Section 9-104 of the UCC and (b) from and after the New Depositary Bank Trigger Date, the full dominion and “control” of the Purchaser Representative within the meaning of Section 9-104 of the UCC.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Purchaser Representative’s Office is located.

“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.

“CDA” means the Confidentiality Agreement, dated as of [***], by and between HealthCare Royalty Management, LLC and the Parent, as amended.

“Change of Control” has the meaning set forth in the NPA.

“Closing” has the meaning set forth in Section 4.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means (a) the Blocked Account established and maintained at any Depositary Bank and (b) any successor or replacement Collection Account established in accordance with Section 3.1(b) and subject to a replacement Account Control Agreement in form and substance satisfactory to Purchaser Representative, in each case, solely for the purpose of receiving remittance of the GSK

Proceeds and proceeds therefrom and disbursement thereof as provided herein, and any successor Collection Account entered into in accordance with Section 3.1(a).

“Commercialization” means, on a country-by-country basis any and all activities with respect to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Licensed Products in the Territory, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Licensed Products, importing, exporting or transporting the Licensed Products for sale, and regulatory compliance with respect to the foregoing.

“Commercially Reasonable and Diligent Efforts” means, [***]. For the avoidance of doubt, “Commercially Reasonable and Diligent Efforts” shall be determined [***].

“Communication” means this Agreement, any Transaction Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Transaction Document.

“Company” has the meaning set forth in the preamble.

“Company Account” has the meaning set forth in Section 3.2(g).

“Company Indemnified Parties” has the meaning set forth in Section 10.4(b)(ii).

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, any Communication or other information provided pursuant to Section 6.2), either directly or indirectly, and including any material prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party. Confidential Information shall not include any information that a Party can demonstrate was: (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party, its Affiliates, or anyone to whom the receiving Party or its Affiliates disclosed such portion; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates (after due inquiry) to be under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party or its Affiliates by personnel that did not use the Confidential Information of both Parties. For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Section 10.7.

“Contract” means any contract, agreement, commitment, government bid, instrument, license, sublicense, subcontract, real or personal property lease or sublease, letters of intent, memorandum of understanding, offer letter, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contractual Obligation” means, as to any Person, any obligation of such Person arising under any Contract.

“Contribution” means the sale, transfer, assignment, contribution and conveyance by the Parent of the Transferred Assets to the Company pursuant to the Contribution Agreement.

“Contribution Agreement” means the Purchase and Sale, Contribution and Servicing Agreement, dated as of the Effective Date, among the Parent, Holdings and the Company, in the form of Exhibit B attached hereto.

“Debtor Relief Laws” has the meaning given to “Bankruptcy Law” in the NPA.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account, bank account or other account in which funds are held or invested to or for the credit or account of the Company.

“Depositary Bank” means [***], or such other bank or financial institution approved by the Purchaser Representative and the Company, including any successor Depositary Bank appointed pursuant to Section 3.1(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Disputes” has the meaning set forth in Section 5.19(k).

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable or requires the payment of dividends or distributions in cash, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is [***] after the Scheduled Maturity Date (as defined in the NPA).

“Dollar” or the sign “$” means United States dollars.

“Drug Application” means an application for Regulatory Authorization to market, sell and distribute a drug or product in a country or region, including (a) a New Drug Application, (b) any corresponding foreign application in any country or jurisdiction in the world, including, with respect to the EEA, an application for a Marketing Authorization filed with the EMA, the MHRA or with the applicable Regulatory Agency of a country in the European Union with respect to the mutual recognition or any other national approval procedure, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“EEA” means the European Economic Area and the United Kingdom.

“Effective Date” has the meaning set forth in Section 4.1.

“Electronic Copy” has the meaning set forth in Section 10.13.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“EMA” means the European Medicines Agency or any successor agency or authority thereto.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of the Effective Date, between Parent and Holdings, in the form of Exhibit C attached hereto.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein and any stock appreciation rights or similar instruments), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a payment to a Recipient or required to be withheld or deducted in respect of a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) that are imposed as a result of such Purchaser being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax or (ii) that are imposed as a result of another present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than any connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or having sold or assigned any interest in its interests under any Transaction Document), (b) Taxes attributable to such Purchaser’s failure to provide any properly completed and executed documentation reasonably requested by the Company under Section 3.4(e) of this Agreement that such Purchaser is legally eligible to provide and that will permit payments to be made to any Recipient without withholding or at a reduced rate of withholding and (c) any Taxes imposed by the United States, any state thereof or the District of Columbia.

“FCPA” has the meaning set forth in Section 5.17(b).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“First Payment Date” means the first date on which GSK deposits to the Collection Account any Purchased Proceeds under this Agreement.

“Foreign Purchaser” means any Purchaser that is not a U.S. Person.

“Fundamental Representations” means the representations and warranties contained in Section 5.1 (Existence, Qualification and Power; Subsidiaries), Section 5.2 (Authorization; No Contravention), Section 5.3 (Execution and Delivery; Binding Effect), Section 5.4 (No Liens; Title to Purchased Proceeds), Section 5.5 (Governmental and Third Party Authorizations), Section 5.9 (No Brokers’ Fees), Section 5.12 (Taxes), Section 5.13 (Ownership of the Company), Section 5.15 (Perfection of Security Interests in the Back-up Collateral), Section 5.19 (Intellectual Property Matters), and Section 5.20 (Compliance of Licensed Products).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government (including any supra-national bodies such as the European Union or the European Central Bank and including each Patent Office, the FDA, the EMA, the MHRA and any other government authority in any jurisdiction).

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to Commercialize a Licensed Product, which are owned by or licensed to the Company, acquired by the Company via assignment, purchase or otherwise or that the Company is authorized or granted rights under or to.

“GSK” means GlaxoSmithKline Intellectual Property (No. 3) Limited, a company registered under the laws of England and Wales with offices at 980 Great West Road, Brentford, Middlesex TW8 9GS England and a party to the GSK License Agreement. If the GSK License Agreement is assigned or otherwise transferred by GSK to another Person in accordance with this Agreement, references to GSK hereunder shall be deemed to be references to such other Person.

“GSK Development Payment” means the amounts owed by Parent to GSK pursuant to Section 4.1(a)(ii) of the GSK License Agreement with respect to GSK’s [***] related to the development of Tebipenem Pivoxil Hydrobromide, which amounts are estimated to be USD $[***].

“GSK Excess Proceeds” means the excess, if any, of (i) each payment of GSK Proceeds to which the Company is at any time entitled over (ii) the associated Meiji Royalty Payments, if any, that the Company or any of its Affiliates is obligated to make but only to the extent that such excess is not required to be paid by the Company to the Purchasers in respect of the Notes.

“GSK License Agreement” means that certain Exclusive License Agreement, dated as of September 21, 2022, by and between the Company (as assignee of the Parent pursuant to the Contribution Agreement) and GSK, as amended by that certain Amendment 1 to Exclusive License Agreement, dated as of July 4, 2023, as further amended by the Waiver and Release Agreement, dated as of September 27, 2023, as further amended by that certain Amendment 2 to Exclusive License Agreement, dated as of December 20, 2023, as further amended by that certain Data Transfer Agreement, dated as of March 7, 2024, as further amended by that certain Amendment 3 to Exclusive License Agreement, dated as of March 4, 2024, as further amended by that certain Side Letter, dated as of May 10, 2024, as further amended by that certain Amendment 4 to Exclusive License Agreement, dated as of October 28, 2024, and as may be further amended from time to time in accordance with Section 6.5 of this Agreement.

“GSK Payment Notice” means the following notices:

(a) notice from GSK under Section 6.3 of the GSK License Agreement of the achievement of a Commercial Milestone Event (as defined in the GSK License Agreement);

(b) notice from GSK under Section 6.4 of the GSK License Agreement of the achievement of a Sales Milestone Event (as defined in the GSK License Agreement); or

(c) any other notice from GSK notifying the Company that payments constituting the Royalty Payments are due, payable or paid under the GSK License Agreement.

“GSK Proceeds” means all of the Company’s (as assignee of the Parent pursuant to the Contribution Agreement) right, title and interest in and to the following, excluding, in each case, the Excluded GSK Proceeds (as defined in the NPA):

(a) all amounts due, payable or paid to the Company under Section 6.3 of the GSK License Agreement;

(b) all amounts due, payable or paid to the Company under Section 6.4 of the GSK License Agreement;

(c) all Royalty Payments;

(d) all amounts due, payable or paid to the Company in respect of any provisions concerning underpayment of or in lieu of the amounts set forth in (a) through (c) above;

(e) all interest that becomes payable in respect of the late payment of any of the amounts referred to in the foregoing clauses (a) through (d) pursuant to Section 6.7(c) of the GSK License Agreement;

(f) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in this definition; and

(g) all proceeds (as defined under the UCC) of any of the foregoing.

All of the foregoing amounts shall be determined after giving effect to (i) all GSK Royalty Reductions that are applicable to such amounts, (ii) any amounts withheld or additional amounts paid pursuant to Section 6.9 of the GSK License Agreement, and (iii) subject to Section 3.4 of this Agreement, deductions for withholding or similar taxes, in each case excluding any Non-Permitted Set-Offs. For the avoidance of doubt, GSK Proceeds shall include all amounts due, payable or paid to the Company or any of its Affiliates by one or more licensees or sublicensees under any New Arrangement to the extent attributed to the Licensed Products.

“GSK Products” has the meaning given to the term “Product” in Section 1.134 of the GSK License Agreement.

“GSK Royalty Reductions” means, with respect to the GSK License Agreement, any adjustments, modifications, credits, offsets, reductions or deductions to Royalty Payments made under Section 6.5 of the GSK License Agreement pursuant to Section 6.5(c), Section 6.5(d) or Section 6.5(e) of the GSK License Agreement, subject in all cases to the limitation imposed by Section 6.5(f) of the GSK License Agreement.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“HRBR Purchaser” means HRBR 2025-2, LLC, a Delaware limited liability company, as a Purchaser hereunder.

“HCRX Purchaser” means HCRX Investments HoldCo, L.P., a Delaware limited partnership, as a Purchaser hereunder.

“Healthcare Laws” means all Laws relating to healthcare regulatory matters, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Foreign Corrupt Practices Act of 1977, HIPAA, and all comparable state and foreign Laws.

“Holdings” has the meaning set forth in the recitals hereto.

“Indebtedness” means, with respect to any Person, all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which such Indebtedness is to be determined, including (a) indebtedness pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase (but excluding trade credit and accounts payable in the ordinary course of business), (b) any capitalized lease, (c) any obligations with respect to Disqualified Capital Stock, (d) indebtedness of a Third Party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (e) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (f) a reimbursement obligation under a letter of credit issued for the account of such Person, or (g) all Guarantees. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 10.4(c)(i).

“Indemnified Taxes” means (a) all Taxes, other than any Excluded Taxes, imposed on or with respect to any payment (i) made by or on behalf of any obligation of the Company under any Transaction Document, or (ii) made by or on behalf of GSK in respect of any GSK Proceeds or any underlying royalty payable by GSK, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnifying Party” has the meaning set forth in Section 10.4(c)(i).

“Information” has the meaning set forth in Section 10.7.

“Infringement” and “Infringes” mean the infringement, misappropriation, or other violation of any Patents, copyrights, Trademarks, Know-How, Trade Secrets, confidential information, and/or other Intellectual Property.

“In-License” means any license, settlement agreement or other Contract or arrangement between the Company and any Third Party pursuant to which the Company obtains a license or a covenant not to sue or similar grant of rights to Intellectual Property of such Third Party that is necessary for Commercialization activities with respect to the Licensed Products.

“Intellectual Property” means all intellectual property covering the sale, manufacture, use, importation or marketing of any Licensed Product in such Licensed Product’s Territory, including but not limited to patents, patent applications, trademarks, trademark applications and Know-How, necessary for the sale, manufacture, use, importation or marketing of such Licensed Product that is owned, licensed in or controlled (and if controlled, only to the extent of control) by the Company (after giving effect to the contribution under the Contribution Agreement) as of the Effective Date and during term of this Agreement.

“Intercreditor Agreement” means an intercreditor agreement, among the Purchaser Representative, for the benefit of the Purchasers, the Company and the Monetization Counterparties (or the representatives thereof), in a form reasonably satisfactory to the Purchaser Representative and giving effect to the applicable Monetization Pro Rata Share of each Monetization Counterparty with respect to any shared Back-up Collateral and proceeds thereof; provided that no intercreditor agreement shall be required if the Monetization Counterparty does not take a pledge of the Company’s Equity Interests or a Lien on any asset of the Company, including the Collection Account, other than the Retained Excess Proceeds to which such Monetization Counterparty has rights.

“IP Rights” means, collectively, all Drug Applications, all Governmental Licenses, all applications and requests for Governmental Licenses, all Other Intellectual Property, all Patents, all Patent Licenses, all Trademarks, all Trade Secrets, and all Regulatory Authorizations, and all other Intellectual Property, in each case, which are (a) owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed to or by, the Company or any Affiliate, including (but not limited to) the items listed on Schedule 5.19(a) and (b) used in, relating to or necessary for the Commercialization of the Licensed Products in the Territory, including, for the avoidance of doubt, all Intellectual Property licensed to GSK under the GSK License Agreement to the extent used in, relating to or necessary for Commercialization of the Licensed Products in the Territory.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to the Company, the actual knowledge after due inquiry of the Responsible Officers of both the Company and Parent; provided that “due inquiry” shall not [***].

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and Permits of, and agreements with, any Governmental Authority, in each case, whether or not, having the force of law.

“Licensed Patents” means all Patents that are licensed or sublicensed to the Company which are used in or necessary for the Commercialization of the Licensed Products in the Territory.

“Licensed Products” means (a) the GSK Products, and (b) any “licensed products” (howsoever denominated) under any New Arrangement, including any such product in development or which may be developed by GSK and subject to the GSK License Agreement, including those products set forth on Schedule I (as supplemented from time to time in accordance with the terms of this Agreement); provided, that, if the Company shall fail to comply with its obligations under this Agreement to give notice to the Purchaser Representative and supplement Schedule I prior to GSK Commercializing any new Licensed Product, any such improperly undisclosed Licensed Product shall be deemed to be included in this definition. For clarity, references in this Agreement to “a” Licensed Product or to “the” Licensed Product(s) refer to any Licensed Product(s) under or with respect to the GSK License Agreement or New Arrangement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Marketing Authorization” means, with respect to a Licensed Product, the Regulatory Authorization required by Applicable Law to sell such Licensed Product in a country or region, including, to the extent required by Applicable Law for the sale of such Licensed Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in the business, operations, properties, results of operations or financial condition of the Company, taken as a whole; (b) a material adverse effect on the validity or enforceability of this Agreement and the other Transaction Documents, taken as a whole or any material provision hereof or thereof; (c) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents, or on the ability of the Company to perform its obligations under the Transaction Documents to which it is a party, in each case, taken as a whole; (d) a material adverse effect on the rights of the Company under the GSK License Agreement or the Meiji License Agreement (with any reduction in the timing, amount or duration of the Purchased Proceeds having such a material adverse effect) or (e) a material adverse effect on the rights or remedies of the Purchasers under the Transaction Documents, taken as a whole.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” has the meaning set forth in the NPA.

“Meiji” means Meiji Seika Pharma Co., Ltd., a Japanese corporation and a party to the Meiji License Agreement. If the Meiji License Agreement is assigned or otherwise transferred by Meiji to another Person in accordance with this Agreement, the references to Meiji hereunder shall be deemed to be references to such other Person.

“Meiji License Agreement” means that certain License Agreement, dated as of June 14, 2017, by and between the Company (as successor to Spero OpCo, Inc. and as assignee of the Parent pursuant to the Contribution Agreement) and Meiji, as supplemented by that certain Addendum to License Agreement, dated as of June 14, 2017, and as amended by that certain Amendment to License Agreement, effective as of July 1, 2024, and as may be further amended from time to time.

“Meiji Royalty Payments” means any Royalties (as defined in the Meiji License Agreement) under Section 4.3 of the Meiji License Agreement, to the extent due, payable and paid to Meiji by the Company during the Payment Term.

“MHRA” means the United Kingdom’s Medicines and Healthcare products Regulatory Authority.

“Monetization Pro Rata Share” means, with respect to any Monetization Counterparty and any Permitted Royalty Monetization, the percentage obtained by dividing (a) the portion of the Retained Excess Proceeds to which such Monetization Counterparty has rights under such Permitted Royalty Monetization by (b) the aggregate GSK Excess Proceeds from which such Retained Excess Proceeds are derived. For the avoidance of doubt, if a Monetization Counterparty has rights to all Retained Excess Proceeds, the Monetization Pro Rata Share of such Monetization Counterparty shall equal the percentage of GSK Excess Proceeds that does not constitute Purchased Proceeds.

“New Depositary Bank Trigger Date” means the [***] after the Effective Date, or such later date approved by Purchaser Representative (as defined in the NPA).

“New Drug Application” means a New Drug application submitted to the FDA under 21 U.S.C. § 355(b) and all amendments or supplements thereto.

“Non-Permitted Set-Off” means any Set-Off, whether by contract or otherwise, that is exercised by GSK in respect of the GSK Proceeds to the extent affecting Purchased Proceeds, including (a) any amounts owed by the Company to GSK, or (b) any Set-Off taken pursuant to Section 6.6 or Section 11.8 of the GSK License Agreement (in each case, other than a GSK Royalty Reduction or a deduction for withholding or similar taxes pursuant to Section 6.9 of the GSK License Agreement).

“Note Documents” has the meaning set forth in the NPA.

“Obligations” means (a) all obligations, covenants and duties of the Company arising under this Agreement or any other Transaction Document and the obligations of the Company to reimburse or indemnify the Purchaser Representative and Purchasers for any Losses incurred by the Purchaser Representative or the Purchasers in connection with the enforcement of their rights under this Agreement and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intellectual Property” means all worldwide Intellectual Property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Governmental Licenses, Other IP Agreements, Patents, Patent Licenses, Trademarks, and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Licensed Product), databases, designs, discoveries, inventions, Know-How, methods, processes, protocols, chemistries, compositions, formulas, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Licensed Products, techniques, technology, trade dress and all improvements thereof and thereto, in each of the foregoing cases, which is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental License, application or request for a Governmental License, Trademark, Trade Secret and/or any other Intellectual Property right, to the extent that the grant of any such right is not otherwise the subject of a Patent License.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any of the Transaction Documents, except for Taxes imposed with respect to an assignment that are imposed by any jurisdiction as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than any connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or having sold or assigned any interest in its interests under or any Transaction Document).

“Owned Patents” means all Patents which are owned by the Company and which are used in, relating to or necessary for the Commercialization of the Licensed Products in the Territory.

“Parent” has the meaning set forth in the recitals hereto.

“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.

“Patent Office” means the respective patent office (foreign or domestic) for any Patents.

“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), claiming or covering the Licensed Products, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Agreement, including those identified in Schedule 5.19(a), in each such case, which are owned, co-owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company or any Subsidiary.

“Payment Certificate” has the meaning set forth in Section 3.2(c).

“Payment in Full” has the meaning set forth in the NPA.

“Payment Instruction Letter” shall have the meaning set forth in Section 3.1(a).

“Payment Objection Notice” has the meaning set forth in Section 3.2(c).

“Payment Term” means the time period commencing on Payment in Full under the NPA and expiring on the date upon which (a)(i) the Purchaser Representative has received in full cash payments in respect of all Purchased Proceeds payable during the Royalty Term, or (ii) in the case of a termination of the GSK License Agreement, the later of (x) the date upon which the Purchaser Representative has received in full in accordance with Section 6.6(b) the economic benefit of the payments under a New Arrangement that is equivalent to the Purchased Proceeds, and (y) the date upon which there is no longer a Valid Claim of any Product Patent, and (b) any other Obligations payable by the Company under this Agreement.

“Permits” means licenses, certificates, accreditations, Regulatory Authorizations, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s business or to comply with any Applicable Laws.

“Permitted Royalty Monetization” means any monetization transaction with a Third Party (a “Monetization Counterparty”) involving the sale, transfer, option or collateralization of the Retained Excess Proceeds, including but not limited to a sale, royalty bond or other royalty financing, synthetic royalty or revenue interest transaction, or monetization transaction; provided, that (a) such transaction shall not contain terms relating to collateral security (if any) or subordination (if any), or other material terms (other than economic terms) that, taken as a whole, are less favorable in any material respect to the Company than those terms contained in the Transaction Documents with respect to the Purchased Proceeds; provided, further, that a Monetization Counterparty may be granted collateral security under the Back-Up Security Agreement in (i) a percentage of the Pledged Capital Stock (as defined in the Back-up Security Agreement) equal to such Monetization Counterparty’s Monetization Pro Rata Share, not to exceed thirty-five percent (35%), and (ii) the other Back-up Collateral (other than (x) the portion of the Pledged Capital Stock not pledged to such Monetization Counterparty pursuant to the foregoing clause (i) and (y) the Purchased Proceeds and proceeds of the foregoing) in accordance with such Monetization Counterparty’s Monetization Pro Rata Share, which collateral security shall rank pari passu with the collateral security in such Back-up Collateral granted to the Purchaser Representative, for the benefit of the Purchasers, in the Back-Up Security Agreement, (b) after giving effect to such transaction, no Material Adverse Effect shall have occurred or could reasonably be expected to occur as a result thereof, (c) an Intercreditor Agreement is executed in connection therewith, and (d) the GSK Proceeds continue to be paid in full to the Collection Account and distributed in accordance with finalized Payment Certificates, and the Company and the Monetization Counterparties (or their representatives) have entered into any Account Control Agreement or other paying agent agreement necessary to enable the foregoing.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Product Development and Commercialization Activities” means, on a country-by-country basis, with respect to any Licensed Product, any combination of research, development, Commercialization, or like activities the purpose of which is to develop or commercialize such Licensed Product.

“Product Patents” means, collectively, all of the Owned Patents and all of the Licensed Patents and, individually, each such Patent.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Proceeds” means, on any date during the Payment Term, (a) in the case of HRBR Purchaser, [***]% of the GSK Excess Proceeds and (b) in the case of HCRX Purchaser, [***]% of the GSK Excess Proceeds (such percentages in clauses (a) and (b) equaling, in the aggregate, 65.00% of the GSK Excess Proceeds).

“Purchaser” or “Purchasers” means the Persons identified as a “Purchaser” on the signature pages hereto and their successors and assigns.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.4(b)(i).

“Purchaser Representative” has the meaning set forth in the preamble.

“Purchaser Representative’s Account” means such account of Purchaser Representative maintained at such banking institution as Purchaser Representative may specify in its discretion from time to time in writing to the Company at least [***] prior to any date on which payments are to be made to any Purchaser pursuant to this Agreement.

“Purchaser Representative’s Office” means the Purchaser Representative’s address as set forth on Schedule 9.2 or such other address or account as the Purchaser Representative may from time to time notify the Company and the Purchasers.

“Recipient” means the Purchaser Representative, any Purchaser, and any other recipient of any payment by or on account of any obligation of the Company under any Transaction Document.

“Regulatory Agency” means a Governmental Authority with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including FDA and EMA.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, designations, certifications, licenses and Permits granted by, submitted to or filed with any Regulatory Agencies, all Marketing Authorizations with respect to the Licensed Products and all orphan drug designations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, counsel, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means all of the following: (i) the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Operating Officer, any Senior Vice President and Secretary of the Company; and (ii) the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Operating Officer, any Senior Vice President and Secretary of Holdings as well as of Parent and, in each case of clauses (i) and (ii), any other Person performing the roles customary for such title or succeeding to the roles of the foregoing officers.

“Retained Excess Proceeds” means all GSK Excess Proceeds that are not Purchased Proceeds.

“Retained Proceeds” means all GSK Proceeds that are not Purchased Proceeds.

“Royalty Payments” means all amounts due, payable or paid to the Company (as assignee of the Parent pursuant to the Contribution Agreement) under Section 6.5 of the GSK License Agreement (for clarity, after giving effect to all GSK Royalty Reductions and deductions for withholding or similar taxes pursuant to Section 6.9 of the GSK License Agreement applicable thereto, but excluding any Non-Permitted Set-Off), including all such amounts due, paid or payable on deemed Net Sales (as defined in the GSK License Agreement) as set forth in Section 7.3(d) of the GSK License Agreement.

“Royalty Reduction” has the meaning set forth in Section 5.14(m).

“Royalty Reports” means “Royalty Report” as defined in Section 6.5(b) of the GSK License Agreement.

“Royalty Term” means “Royalty Term” as defined in Section 1.149 of the GSK License Agreement in effect as of the date of this Agreement.

“Sanction(s)” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and Anti-Terrorism Laws imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury of the United Kingdom or (e) any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means the “RPA Secured Party” as defined in the Back-up Security Agreement.

“Servicer” has the meaning set forth in the Contribution Agreement.

“Set-Off” means any set-off, off-set, reduction or similar deduction.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Taxes” means any present or future income, excise, stamp, documentary, property or franchise taxes and Other Taxes, fees, duties, levies, imposts, assessments, deductions, withholdings or other similar charges of any nature whatsoever, including any related interest, additions to tax and penalties thereon, imposed by any taxing authority.

“Tebipenem Pivoxil Hydrobromide” means the compound described on Schedule I and any pharmaceutical or biological composition containing tebipenem pivoxil hydrobromide, including any modifications or improvements thereto and any other product that directly competes with or replaces Tebipenem Pivoxil Hydrobromide that may be developed or Commercialized by the Company, including any products or product candidates that are being developed by the Company as of the date of this Agreement.

“Territory” means “GSK Territory” as defined in Section 1.87 of the GSK License Agreement (i.e., worldwide, excluding the Excluded Territory (as defined in the GSK License Agreement), subject to adjustment pursuant to Section 2.11(c) of the GSK License Agreement).

“Third Party” means any Person other than the Company or its Affiliates.

“Third Party Claim” has the meaning set forth in Section 10.4(c)(i).

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin or identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof.

“Transaction Documents” means this Agreement, the Note Documents, each Back-up Collateral Document, the Bills of Sale, the Contribution Agreement, the Equity Contribution Agreement and the Payment Instruction Letter.

“Transferred Assets” has the meaning set forth in the Contribution Agreement.

“U.S.” and “United States” mean the United States of America.

“U.S. Person” means any “United States Person” as defined in Section 7701(a)(30) of the Code.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest in the Back-up Collateral or any portion thereof granted pursuant to the Back-up Security Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Valid Claim” means a claim of: (a) a granted Patent that: (i) has not expired; (ii) has not been revoked nor held invalid or unenforceable by an administrative agency, court or other government agency of competent jurisdiction in a final and non-appealable decision (or a decision un-appealed within the time limit allowed for appeal) nor admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; (iii) has not been abandoned; and (iv) has not been lost through an interference proceeding, inter partes review, ex partes re-examination or similar proceeding; or (b) a pending patent application that has not been finally rejected by a patent office or other governmental agency of competent jurisdiction in an unappealable decision or a decision that is un-appealed within the time allowed for appeal.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Company, GSK and any other Person that withholds or deducts amounts in respect of (a) any obligation of the Company under any Transaction Document or (b) the GSK Proceeds.

Section 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Transaction Document, unless otherwise specified herein or in such other Transaction Document:

(a) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP. The definitions of terms shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, (i) any definition of or reference to any agreement or other document includes references to such agreement or other document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Document) and includes any annexes exhibits and schedules attached thereto, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and similar terms when used in any Transaction Document, shall refer to such Transaction Document as a whole and not to any particular provision thereof, (iv) all references in any Transaction Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Transaction Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including;” and each of the words “to” and “until” means “to but excluding;” and the word “through” means “to and including.”

(c) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(d) Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

(e) Any reference herein or in any other Transaction Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.3 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Company’s most recent audited financial statements (copies of which were delivered to the Purchaser Representative by the Company), except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Transaction Document, and either the Company or the Purchaser Representative shall so request, the Purchaser Representative, the Purchasers and the Company shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Purchaser Representative); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Purchaser Representative and the Purchasers financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

ARTICLE II

PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED PROCEEDS; CLOSING AND PAYMENT OF PURCHASE PRICE

Section 2.1 Purchase, Sale and Assignment.

(a) Subject to the terms and conditions of this Agreement, on the Effective Date, the Company hereby sells, contributes, assigns, transfers, conveys and grants to the Purchasers, and the Purchasers (in their respective percentages set forth in the definition of Purchased Proceeds) hereby purchase, acquire and accept from the Company, all of the Company’s rights, title and interest in and to the Purchased Proceeds and proceeds thereof, free and clear of any and all Liens, other than those Liens created under the Transaction Documents in favor of the Purchaser Representative, for the benefit of the Secured Parties.

(b) It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Company to the Purchasers of all of the Company’s right, title and interest in and to the Purchased Proceeds and proceeds thereof. None of the Company, the Purchaser

Representative or any of the Purchasers intends the transactions contemplated by this Agreement to be characterized or treated as a loan from the Purchaser Representative or the Purchasers to the Company or as a financing transaction or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Purchased Proceeds and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Company’s estate in the event of the filing of a petition by or against the Company under any Debtor Relief Laws. Each of the Company, the Purchaser Representative and each of the Purchasers hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert in any bankruptcy or insolvency proceeding that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Company to the Purchasers of all of the Company’s right, title and interest in and to the Purchased Proceeds and proceeds thereof under Applicable Law, which waiver shall, to the maximum extent permitted by Applicable Law, be enforceable against the Company in any bankruptcy or insolvency proceeding relating to either the Company or such Subsidiary. Accordingly, the Company shall treat the sale, transfer, assignment and conveyance of the Purchased Proceeds and proceeds thereof as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Company hereby authorizes the Purchaser Representative to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Company as the seller and the Purchaser Representative, as agent for the Purchasers, as the purchaser in respect to the Purchased Proceeds and proceeds thereof. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to the Purchaser Representative and the Purchasers in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Company shall, prior to the Effective Date, satisfy the obligations set forth Section 6.7 below. Each of the Parties intends to and shall treat the purchase of the Purchased Proceeds as a true sale on its books and records; provided that, notwithstanding any provision in this Agreement or the other Transaction Documents to the contrary, the Company shall not be required to treat the purchase of the Purchased Proceeds as a sale on its books and records to the extent that GAAP requires a different treatment (in which case however the Company’s financial statements will, to the extent that GAAP so requires or permits, contain footnotes or such other description reasonably acceptable to the Purchaser Representative to the effect that the Company has transferred and relinquished all legal title and equitable interests in the Purchased Proceeds).

Section 2.2 Purchase Price. The Parties acknowledge and agree that the purchase price (the “Purchase Price”) to be paid for the sale, transfer, assignment and conveyance of the Purchased Proceeds is One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000.00).

Section 2.3 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers and the Purchaser Representative are not assuming any liability or obligation of the Company or any of the Company’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter and whether under the GSK License Agreement, the Meiji License Agreement or otherwise, including the obligation to make the GSK Development Payment. All such liabilities and obligations, including in respect of the GSK License Agreement and the other Material Contracts, shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4 Excluded Assets. The Purchaser Representative and the Purchasers do not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Company, or any other assets of the Company (including, without limitation, all Retained Proceeds), other than its rights with respect to the Purchased Proceeds and proceeds thereof and, to the extent provided in the Transaction Documents, the Back-up Collateral.

ARTICLE III

COLLECTION ACCOUNT; PAYMENT PROVISIONS; Taxes

Section 3.1 Collection Account.

(a) Establishment of Collection Account; Control Agreement; Maintenance, Collection and Other Fees and Expenses.

(i) On or prior to the Effective Date, the Company shall establish with the Depositary Bank the Collection Account and enter into an Account Control Agreement with the Depositary Bank with respect to the Collection Account; provided that the foregoing requirement shall be deemed satisfied upon compliance by the Company with Section 4.01(c)(i) of the NPA on or before the Effective Date. On the Effective Date, the Company shall deliver instructions to GSK in the form of Exhibit D (the “Payment Instruction Letter”) with respect to the GSK Proceeds and proceeds therefrom, with a copy of the Payment Instruction Letter contemporaneously provided to the Purchaser Representative, which instructions shall direct GSK to remit the GSK Proceeds and proceeds therefrom to the Collection Account; provided that the requirement shall be deemed satisfied upon compliance by the Company with Section 4.01(d) of the NPA. The Payment Instruction Letter shall not be revoked or terminated or amended, modified, supplemented, restated or otherwise altered in any manner without the prior written consent of the Purchaser Representative.

(ii) The Company shall maintain at all times, by receipt of periodic cash equity contributions to the capital of the Company from Parent pursuant to the Equity Contribution Agreement (and not, for the avoidance of doubt, cash constituting GSK Proceeds), a minimum unrestricted (except for restrictions arising pursuant to the Account Control Agreement or the Transaction Documents) cash balance in the Collection Account sufficient to pay all Collection Account Fees (as defined in the Contribution Agreement) and other fees, expenses and charges of the Depositary Bank anticipated to be due and payable in the next [***].

(iii) Prior to the New Depositary Bank Trigger Date, the Company shall not direct the Depositary Bank to transfer funds held in the Collection Account except with the express prior written consent of Purchaser Representative.

(b) Replacement Collection Account; New Depositary Bank Trigger Date.

(i) During the Payment Term, the Company shall have no right to terminate the Collection Account without the Purchaser Representative’s prior written consent; provided that, without the Purchaser Representative’s consent to the change of location of such accounts (provided such location is in the United States), the Company shall have the right from time to time to establish a replacement Collection Account with a replacement Depositary Bank, provided, that such replacement Depositary Bank shall have entered into an Account Control Agreement with and acceptable to the Purchaser Representative with respect to such replacement accounts effective no later than the date of replacement. If the terms of the Account Control Agreement for the Collection Account limit the Depositary Bank’s ability to make distributions of the GSK Proceeds in accordance with finalized Payment Certificates, then the Company shall establish a replacement Collection Account with a replacement Depositary Bank that is able to make such distributions, and any such replacement shall be made in accordance with the preceding sentence. For purposes of this Agreement, any reference to the “Collection Account”, “Depositary Bank” or “Account Control Agreement” shall refer to such replacement Collection Account, Depositary Bank or Account Control Agreement, as the context requires.

(ii) On or prior to the New Depositary Bank Trigger Date, (A) the Company shall establish with the Depositary Bank a Collection Account (or otherwise modify the terms of the Collection Account in effect on the Closing Date), (B) the Company and Purchaser Representative shall enter into an Account Control Agreement (or otherwise amend, modify or replace the Account Control Agreement in effect on the Effective Date) with the Depositary Bank with respect to the Collection Account and (C) the Company and such other applicable parties required to be party thereto shall have entered into such other cash management, paying agent, escrow arrangement or similar arrangements, in each case, in form and substance satisfactory to Purchaser Representative, required by Purchaser Representative to give full effect to Article III hereof and any other provisions or definitions of this Agreement reasonably related thereto.

Section 3.2 Payment of GSK Proceeds.

(a) Promptly (and in any event no later than [***]) following receipt by the Company from GSK of a GSK Payment Notice or a Royalty Report that is not also sent to and received by the Purchaser Representative, the Company shall notify the Purchaser Representative in writing and provide to the Purchaser Representative a complete copy of such GSK Payment Notice or Royalty Report, as applicable.

(b) Promptly (and in any event no later than [***]) following the earlier of (i) receipt by the Company from GSK of a GSK Payment Notice that is not also received by the Purchaser Representative, (ii) receipt by the Company of notice from the Purchaser Representative that a Commercial Milestone Event or Sales Milestone Event (each as defined in the GSK License Agreement) giving rise to GSK Proceeds has been achieved, or (iii) the Company obtaining Knowledge that a Commercial Milestone Event or Sales Milestone Event (each as defined in the GSK License Agreement) giving rise to Purchased Proceeds has been achieved but that GSK has not provided a GSK Payment Notice in accordance with the terms of the GSK License Agreement, the Company shall issue a Valid Invoice (as defined in the GSK License Agreement) to GSK in respect of the applicable Commercial Milestone Payment or Sales Milestone Payment (each as defined in the GSK License Agreement) pursuant to Section 6.3 or Section 6.4 of the GSK License Agreement, as applicable, and provide a copy of such Valid Invoice (along with proof of delivery to GSK) to the Purchaser Representative. Promptly (and in any event no later than [***]) following a determination under Section 6.8(b) of the GSK License Agreement that additional amounts are owed by GSK to the Company with respect to any GSK Proceeds, the Company shall issue a Valid Invoice (as defined in the GSK License Agreement) to GSK in respect of such amounts, and provide a copy of such Valid Invoice (along with proof of delivery to GSK) to the Purchaser Representative.

(c) Promptly (and in any event no later than [***]) following the payment of any GSK Proceeds into the Collection Account, the Company shall, or Parent on behalf of the Company shall, deliver to the Purchaser Representative a certificate (each, a “Payment Certificate”), in form and substance reasonably satisfactory to the Purchaser Representative, certified by a Responsible Officer, and setting forth in reasonable detail:

(i) the aggregate amount of GSK Proceeds received in the Collection Account as a result of such payment, together with any other amounts then on deposit in the Collection Account that constitute proceeds of GSK Proceeds;

(ii) the portion of such GSK Proceeds constituting (1) the associated Meiji Royalty Payments, if any, that the Company or any of its Affiliates is obligated to make, (2) the Purchased Proceeds, and (3) the Retained Excess Proceeds, including reasonable detail supporting such allocation;

(iii) any amounts previously received by the Company, Parent or any of their Affiliates that constitute Purchased Proceeds but were not deposited directly into the Collection Account, together with the status of any remittance thereof to the Collection Account or Purchaser Representative;

(iv) the calculation of each amount to be distributed (1) to Meiji in accordance with the terms of the Meiji License Agreement, (2) to each Purchaser in accordance with the payment mechanics set forth in this Agreement, (3) to Parent, with respect to any Retained Excess Proceeds, if any, that have not been sold to a Third Party in a Permitted Royalty Monetization, and (4) to each Monetization Counterparty, if any, to the extent of such Monetization Counterparty’s rights to any Retained Excess Proceeds; and

(v) the cash balance in the Collection Account after giving effect to the application of such distributions.

The Purchaser Representative shall have a period of [***] following receipt of each Payment Certificate to review such information and notify the Company and/or the Servicer of any objection thereto (each, a “Payment Objection Notice”). If the Purchaser Representative delivers a Payment Objection Notice, (i) the Company and/or Servicer agree to negotiate in good faith with Purchaser Representative for a period of [***] and (ii) thereafter, the amounts constituting the associated Meiji Royalty Payments, if any, that the Company or any of its Affiliates is obligated to make, and the Purchased Proceeds, shall be the amounts that the Purchaser Representative determines, in its good faith business judgment, to be correct, as set forth in such Payment Objection Notice, and such Payment Objection Notice shall supersede the applicable Payment Certificate for purposes of determining such amounts. Each Payment Objection Notice shall set forth in reasonable detail the Purchaser Representative’s determination of such payment amounts or other correction and the basis for any variance from the Payment Certificate. For clarity, with respect to the Retained Excess Proceeds in a Payment Certificate, the Company shall have the sole right to determine the distribution of such amounts as between Parent and each Monetization Counterparty, as applicable. Each Payment Certificate delivered pursuant to this Section 3.2(c) shall be accompanied by reasonable supporting documentation, including copies of any Royalty Reports or GSK Payment Notices that are relevant to the GSK Proceeds that are the subject of such Payment Certificate to the extent not previously delivered to the Purchaser Representative pursuant to Section 3.2(a). A Payment Certificate shall be deemed to be finalized on the date that the Purchaser Representative delivers a Payment Objection Notice to the Company, or if no such Payment Objection Notice is delivered, the earlier of notice from the Purchaser Representative that it has no objection to such Payment Certificate and [***] following receipt by the Purchaser Representative of such Payment Certificate. The Company shall, or Parent on behalf of the Company shall, within [***] following finalization of each Payment Certificate, deliver to the Depositary Bank instructions to distribute the applicable GSK Proceeds in accordance with such Payment Certificate. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, any delivery, transmission or submission by Purchaser Representative or any Purchaser to the Depositary Bank of any Payment Certificate, Payment Objection Notice or related payment instruction, or any designation of, or service by, Purchaser Representative or any Purchaser as the contact for any verbal callback or other confirmation required by the Depositary Bank in connection therewith, shall be made solely as an accommodation to the Company and/or the Servicer and in reliance solely on information furnished by or on behalf of the Company and/or the Servicer, without any duty to verify, investigate, confirm or authenticate the accuracy, completeness, validity or authorization thereof. Neither Purchaser Representative nor any Purchaser, nor any of their respective officers, employees, representatives or any other Purchaser Indemnified Party, shall have any liability or responsibility whatsoever, whether in contract, tort, equity, statute or otherwise, for any error, omission, inaccuracy, misstatement, unauthorized instruction, misdirection, incorrect payment, failed payment, delayed payment, overpayment, underpayment or non-receipt of funds arising out of or relating to any such certificate, notice, form, information or instruction (other than gross negligence or willful misconduct). To the fullest extent permitted by Applicable Law, the Company, on behalf of itself and the Servicer and Holdings, hereby irrevocably, absolutely and unconditionally waives, releases and agrees not to sue Purchaser Representative, any Purchaser or any of their respective officers, employees, representatives or any other Purchaser Indemnified Party for any claims, demands, actions, losses, liabilities, damages, costs or expenses, whether direct, indirect, consequential or otherwise, known or unknown, accrued or unaccrued, arising out of or relating to any such certificate, notice, form, information, instruction, related submission to the Depositary Bank or verbal callback or other confirmation with the Depositary Bank (other than gross negligence or willful misconduct); and no such delivery, transmission, submission, designation or service shall constitute any representation, warranty, certification, confirmation, adoption or approval by Purchaser Representative, any Purchaser or any such Purchaser Indemnified Party, and the Company, the Servicer and Holdings shall remain solely responsible therefor.

(d) If, notwithstanding the terms of the Payment Instruction Letter and the Account Control Agreements, GSK, any of its Affiliates, any of its sublicensees, or any other Person makes any future payment of the Purchased Proceeds or proceeds therefrom to the Company or any of its Affiliates, then (i) such amount shall be held by the Company (or the Company shall ensure that such amount is held by its Affiliate, as applicable) in trust for the benefit of the Purchaser Representative, for the benefit of the Purchasers, (ii) the Company (or such Affiliate) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Company shall (or the Company shall ensure that such Affiliate shall, as applicable) promptly, and in any event no later than [***] following the receipt by the Company (or such Affiliate) of such portion of such payment, shall remit such portion of such payment to the Purchaser Representative’s Account pursuant to Section 3.2(e) in the exact form received with all necessary endorsements.

(e) The Company shall make all payments required to be made by it to each Purchaser pursuant to this Agreement by wire transfer of immediately available funds, without Set-Off or deduction, to the Purchaser Representative’s Account or to such other account designated in writing by the Purchaser Representative for the benefit of such Purchaser.

(f) If, notwithstanding the terms of the Payment Instruction Letter and the Account Control Agreement, GSK, any of its Affiliates, any of its sublicensees or any other Person makes any payment to the Purchaser Representative that does not consist entirely of Purchased Proceeds, then (i) the portion of such payment that does not constitute Purchased Proceeds shall be held by the Purchaser Representative in trust for the benefit of the Company, (ii) the Purchaser Representative shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser Representative promptly, and in any event no later than [***] following the receipt by the Purchaser Representative of such payment, shall remit such payment to the Company Account pursuant to Section 3.2(g) in the exact form received with all necessary endorsements.

(g) The Purchaser Representative shall make all payments required to be made by it to the Company pursuant to this Agreement by wire transfer of immediately available funds, without Set-Off or deduction to the account set forth on Exhibit E (or to such other account as the Company shall notify the Purchaser Representative in writing from time to time) (the “Company Account”).

(h) If GSK exercises any Non-Permitted Set-Off against any Purchased Proceeds, then the Company shall promptly (and in any event no later than [***] following the payment of the Purchased Proceeds affected by such Non-Permitted Set-Off), make a true-up payment to the Purchaser Representative (for the benefit of the Purchasers) such that Purchaser Representative receives the full amount of such Purchased Proceeds that would have been paid to Purchaser Representative had such Non-Permitted Set-Off not occurred. Notwithstanding anything to the contrary herein, to the extent the Company shall have made a true-up payment to the Purchaser Representative (for the benefit of the Purchasers) pursuant to this Section 3.2(h) in respect of any Non-Permitted Set-Off, any subsequent payment received from GSK in respect, and to the extent, of such Non-Permitted Set-Off shall not be included in the Purchased Proceeds, and shall be deemed assigned and transferred to the Company without any further action of the Parties hereto, and shall be subject to Section 3.2(f) to the extent paid to the Purchaser Representative or into the Collection Account. For all purposes hereunder, any true-up payment made pursuant to this Section 3.2(h) will be treated as an adjustment to the Purchase Price for U.S. federal and applicable state and local income tax purposes to the fullest extent permitted by Applicable Law.

Section 3.3 Payment/Currency Exchange. All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds into the applicable account.

Section 3.4 Taxes.

(a) All payments by or on account of any obligation of the Company hereunder or under any other Transaction Document to any Recipient shall be made free and clear of and without deduction or withholding for Taxes, except as required by Applicable Law. If any Withholding Agent is required by Applicable Law to make any withholding or deduction of Taxes in respect of any payment by or on account of any obligation of the Company under any Transaction Document, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall timely pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted and (ii) the applicable Withholding Agent shall promptly forward to the Purchaser Representative an official receipt or other documentation reasonably satisfactory to the Purchaser Representative evidencing such payment to such Governmental Authority.

(b) If any withholding or deduction is made by any Withholding Agent in respect of any Indemnified Taxes, the sum payable by the Company shall be increased by such additional amounts as are necessary to ensure that the net amount actually received by the applicable Purchaser (or, in the case of payments made to the Purchaser Representative for its own account, the Purchaser Representative) will equal the full amount such Recipient would have received had no such withholding or deduction for Indemnified Taxes been made (including any such withholdings or deductions applicable to additional sums payable under this Section 3.4).

(c) The Company shall indemnify each Purchaser and the Purchaser Representative within [***] after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to additional amounts payable under Section 3.4(b) or this Section 3.4(c)) payable or paid by such Purchaser or Purchaser Representative or required to be withheld or deducted in respect of a payment to such Purchaser or Purchaser Representative and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Purchaser (with a copy to the Purchaser Representative), or by the Purchaser Representative on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(d) The Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law any Other Taxes.

(e) Any Purchaser that is legally eligible for an exemption from or reduction of any withholding Tax with respect to any payments made under any Transaction Document shall deliver to the Company and the Purchaser Representative, at the time or times reasonably requested by the Company or the Purchaser Representative, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Company or the Purchaser Representative as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Company or the Purchaser Representative, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Purchaser Representative as will enable the Company or the Purchaser Representative to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.4(e)(ii)(A) or (ii)(B) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing:

(A) Any Purchaser that is a U.S. Person shall deliver to the Company and the Purchaser Representative on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Purchaser Representative), two properly completed and duly executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax; and

(B) Any Foreign Purchaser shall, to the extent it is then legally entitled to do so, deliver to the Company and the Purchaser Representative (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Purchaser Representative), whichever of the following is applicable:

(1) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party, two properly completed and duly executed copies of IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2) two properly completed and duly executed copies of IRS Form W-8ECI; and

(3) to the extent a Foreign Purchaser is not the beneficial owner, properly completed and duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W- 8BEN-E, IRS Form W-9, or other certification documents from each beneficial owner, as applicable.

(f) If any form or certification provided by any Purchaser pursuant to Section 3.4(e) expires or becomes obsolete or inaccurate in any respect, such Purchaser shall promptly update such form or certification or promptly notify the Purchaser Representative and the Company of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.4, no Purchaser shall be required to deliver any documentation pursuant to this Section 3.4 that such Person is not legally eligible to deliver.

(g) On or before the date the Purchaser Representative becomes a party to this Agreement, the Purchaser Representative shall provide to the Company, two duly-signed, properly completed copies of IRS Form W-9 or any successor thereto. At any time thereafter, the Purchaser Representative shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Company.

(h) If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This Section 3.4(h) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each Purchaser shall severally indemnify the Purchaser Representative, within [***] after written demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Purchaser (but only to the extent that the Company has not already indemnified the Purchaser Representative for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Company to do so) and any Taxes that are excluded from the definition of Indemnified Taxes attributable to such Purchaser, in each case, that are payable or paid by the Purchaser Representative in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Purchaser Representative shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Purchaser Representative to set off and apply any and all amounts at any time owing to such Purchaser under any Transaction Document or otherwise payable by the Purchaser Representative to the Purchaser from any other source against any amount due to the Purchaser Representative under this Section 3.4(i).

Section 3.5 Mitigation. If any Purchaser requires the Company to pay any Indemnified Taxes, Other Taxes or additional amounts to such Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 3.4, then such Purchaser shall take any steps reasonably requested by the Company to eliminate or reduce further Indemnified Taxes, Other Taxes or additional amounts to be incurred in the future, provided that no Purchaser shall be obligated under this Section 3.5 to undertake any action that would subject such Purchaser to any unreimbursed cost or expense or that would otherwise be disadvantageous to such Purchaser. The Company will pay all reasonable costs and expenses incurred by any Purchaser in connection with any such actions requested under this Section 3.5.

Section 3.6 Survival. All of the Company’s obligations under Section 3.4 shall survive any assignment by a Purchaser, payment of all Obligations and replacement or resignation of the Purchaser Representative.

ARTICLE IV

CLOSING

Section 4.1 Closing. Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely (via the exchange of documents and signatures) contemporaneously with the execution and delivery of this Agreement and upon receipt of the deliverables in Section 4.2 or such other time and place as the Parties hereto mutually agree (the “Effective Date”).

Section 4.2 Closing Deliverables of the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser Representative (for the benefit of the Purchasers) the following:

(a) Transaction Documents. Executed counterparts (including by electronic means) of this Agreement, the Note Documents, the Back-up Security Agreement, and the Bills of Sale executed by the parties thereto (in a manner reasonably acceptable to the Purchaser Representative), and the Payment Instruction Letter, executed by the Company, in each case in form and substance satisfactory to the Purchaser Representative.

(b) Organization Documents, Resolutions, Etc. To the extent not previously provided to the Purchaser Representative, each of the following (which shall be originals or electronic copies, in form and substance reasonably satisfactory to the Purchaser Representative and its legal counsel):

(i) copies of the Organization Documents of the Company certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and the other Organization Documents, in each case certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer) of the Company to be true and correct as of the Effective Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Purchaser Representative may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which the Company is a party; and

(iii) such documents and certifications as the Purchaser Representative may reasonably require to evidence that the Company is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c) Opinions of Counsel. Receipt by the Purchaser Representative of a written legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, addressed to the Purchaser Representative, dated the Effective Date and in form and substance previously agreed between the Company and the Purchaser Representative.

(d) Lien Searches and Related Matters. Receipt by the Purchaser Representative of the following:

(i) searches of Uniform Commercial Code filings for the Company in the jurisdictions where a filing would need to be made in order to perfect the Purchaser Representative’s back-up security interest in the Back-up Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Back-up Collateral;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Purchaser Representative’s sole discretion, (1) to evidence the transfer of the Transferred Assets from the Parent to the Company under the Contribution Agreement, (2) to evidence the transfer of the Purchased Proceeds and proceeds thereof, from the Company to the Purchasers under this Agreement and (3) to perfect the Purchaser Representative’s back-up security interest in the Back-up Collateral;

(iii) searches of ownership of, and Liens on, the Company’s Patents in the appropriate U.S. governmental offices; and

(iv) such Account Control Agreements as shall be necessary to cause the Company to be in compliance with Section 3.1.

(e) Letter of Direction. Receipt by the Purchaser Representative of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Purchase Price to be paid on the Effective Date.

(f) Other. Such other documents, instruments, reports, statements and information as may be reasonably requested by the Purchaser Representative.

(g) Tax Form. The Company shall provide to the Purchaser Representative a complete IRS Form W-9 certifying its U.S. status and its exemption from U.S. federal backup withholding tax.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Purchaser Representative and the Purchasers as of the Effective Date as follows:

Section 5.1 Existence, Qualification and Power; Subsidiaries. The Company (a) is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) and (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company has no, and has never had any, Subsidiaries.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by the Company of each Transaction Document to which the Company is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of the Company’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (other than under the GSK License Agreement and the Meiji License Agreement) to which the Company is a party or affecting the Company or the properties of the Company, (ii) any Contractual Obligation under the GSK License Agreement or the Meiji License Agreement, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject, or (c) violate, in any material respect, any Law, except (x) in the case of clause (b)(i) or (c) above, where any such event could not reasonably be expected to have either (1) a Material Adverse Effect or (2) an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of the Purchasers to receive the payments based on GSK Proceeds and (y) in the case of clause (b)(iii) above, where any such event could not reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of the Purchasers to receive the payments based on GSK Proceeds.

Section 5.3 Execution and Delivery; Binding Effect. Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company. Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 5.4 No Liens; Title to Purchased Proceeds. None of the property or assets, in each case, that specifically relate to the Licensed Products, including the IP Rights, of the Company is subject to any Lien. Upon the Closing, the Purchasers will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Purchased Proceeds and the proceeds thereof, free and clear of all Liens. Prior to the transfer to the Purchasers hereunder, the Company owns the Purchased Proceeds, free and clear of all Liens, and no Affiliate of the Company owns the Purchased Proceeds (or any portion thereof). The Company has not caused, and to the Knowledge of the Company, no other Person has caused, the claims and rights of the Purchasers (or the Purchaser Representative on the Purchasers’ behalf) created by any Transaction Document in and to the Back-up Collateral, to be subordinated to any creditor or any other Person. The Company has not granted, nor does there exist, any Lien on the Transaction Documents.

Section 5.5 Governmental and Third Party Authorizations. The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under U.S. securities laws, the filing of Uniform Commercial Code financing statements, notice to GSK pursuant to Section 14.2(b) of the GSK License Agreement and those previously obtained or made or to be obtained or made on the Effective Date.

Section 5.6 No Material Adverse Effect. Since [***], there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.7 No Litigation. There are no actions, suits, proceedings, claims or Disputes pending or, to the Knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.8 Solvency. The Company has determined that, by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Company is party and its authorization, execution and delivery of the Transaction Documents to which the Company is party, the Company’s sale of the Purchased Proceeds and proceeds thereof and the consummation of the other transactions contemplated hereby or thereby is in its own best interests. Both before and after consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, the Company is Solvent. No step has been taken or is intended by the Company or, to its Knowledge, any other Person, to make the Company subject to a Bankruptcy Event.

Section 5.9 No Brokers’ Fees. Except as set forth on Schedule 5.9, the Company has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 5.10 Compliance with Laws. Neither the Company nor any of its Affiliates (a) has violated or is in violation of, or, to the Knowledge of the Company, is under investigation by a Governmental Authority with respect to or has been threatened to be charged with or been given notice by a Governmental Authority of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, Permit or license granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to result in a material liability to the Company.

Section 5.11 Investment Company Act. None of the Company, the Parent or any other Subsidiary of the Parent is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.12 Taxes. The Company has timely filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves have been provided in accordance with GAAP or where such Taxes, individually or in the aggregate, are less than $[***] and such failure would not have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of the Purchasers to receive the Purchased Proceeds. None of the payments received by the Company or Parent in respect of the GSK Proceeds have been and, under current Law, none of such payments to be received will be, subject to any withholding Tax or Other Tax and, except for claiming benefits as a qualified resident under the income tax treaty between the United States and United Kingdom, neither the Company nor Parent was ever required or requested to establish any entitlement to treaty benefits in order to avoid or minimize any such withholdings or deductions. Included payments paid to the Company and Parent have qualified for benefits under the income tax treaty between the United States and United Kingdom. Since formation, the Company has properly been treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 5.13 Ownership of the Company. Parent owns, free and clear of all Liens, 100% of the issued and outstanding Equity Interests of Holdings, and there are no outstanding commitments or other obligations of Parent to issue, and no rights of any Person to acquire, any shares of any Equity Interests of Holdings. Holdings owns, free and clear of all Liens, 100% of the issued and outstanding Equity Interests of the Company, and there are no outstanding commitments or other obligations of the Company to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Company.

Section 5.14 Material Contracts.

(a) The only Material Contracts, as of the Effective Date, are the Transaction Documents, and, after giving effect to the Contribution thereof under the Contribution Agreement, the GSK License Agreement and the Meiji License Agreement.

(b) Attached as Exhibit F-1 is a true, correct and complete copy of the GSK License Agreement, and attached as Exhibit F-2 is a true, correct and complete copy of the Meiji License Agreement. The Company has provided to the Purchaser Representative true, correct and complete copies of (i) all Royalty Reports, (ii) all notices delivered to the Parent or the Company by GSK or by the Parent or the Company to GSK pursuant to, or relating to, the GSK License Agreement, and (iii) all notices delivered to the Parent or the Company by Meiji or by the Parent or the Company to Meiji pursuant to, or relating to, the Meiji License Agreement, in each case of clauses (ii) and (iii), that could reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchaser Representative to receive the Purchased Proceeds. To the Knowledge of the Company, (x) neither the Company nor any of its Affiliates have delivered to GSK, nor has GSK delivered to the Company or any of its Affiliates, correspondence pursuant to, or relating to, the GSK License Agreement, and (y) neither the Company nor any of its Affiliates have delivered to Meiji, nor has Meiji delivered to the Company or any of its Affiliates, correspondence pursuant to, or relating to, the Meiji License Agreement, in case of clauses (x) and (y), that could reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds.

(c) Neither the Company nor any of its Affiliates nor, to the Knowledge of the Company, any Material Contract Counterparty, is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by the Company or any of its Affiliates or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination (excluding the mere existence of GSK’s right to terminate the GSK License Agreement pursuant to Section 11.2 of the GSK License Agreement), revision, or Set-Off, by any Person, in, to or under any Material Contract. Neither the Company nor any of its Affiliates has received from, or delivered to, any Material Contract Counterparty, any written notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the Effective Date. Neither the Company nor any of its Affiliates has (A) given notice to a Material Contract Counterparty of the termination of any Material Contract (whether in whole or in part) or any notice to a Material Contract Counterparty expressing any intention to terminate any Material Contract or (B) received from a Material Contract Counterparty thereto any written notice of termination of any Material Contract (whether in whole or in part) or any written notice from a Material Contract

Counterparty expressing any intention to terminate any Material Contract. To the Knowledge of the Company, there are no facts, circumstances or events that would reasonably be expected to result in the termination of the GSK License Agreement in accordance with its terms.

(d) Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against the Company and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Neither the Company nor any of its Affiliates has received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract including, with respect to the GSK License Agreement, the obligation of GSK to pay any amounts constituting GSK Proceeds under the GSK License Agreement. Neither the Company nor any of its Affiliates nor, to the Knowledge of the Company, any other Person, has delivered or intends to deliver any notice to the Company or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract, including, with respect to the GSK License Agreement, the obligation of GSK to pay any amounts constituting GSK Proceeds under the GSK License Agreement.

(e) Neither the Company nor any of its Affiliates has granted any material written waiver or, to the Knowledge of the Company, any other material waiver, under any Material Contract, or released any Material Contract Counterparty, in whole or in part, from any of its material obligations under any Material Contract, except, in each case, to the extent set forth in the applicable Material Contract.

(f) There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of the Company or GSK from using any Intellectual Property relating to the research, development, manufacture, production, use, or other Commercialization of the Licensed Products (in order to accommodate any Third Party Intellectual Property or otherwise), or (ii) permit any Third Parties (other than GSK pursuant to the GSK License Agreement) to use the Company’s IP Rights.

(g) The back-up security interests granted by the Company pursuant to the Back-up Security Agreement in its rights in the Material Contracts are not prohibited by the terms of such Material Contracts after giving effect to applicable law.

(h) The Company has made all payments to the respective Material Contract Counterparty of each Material Contract due, owing and required under each Material Contract as of the date hereof. The Company has received all amounts owed to it under the GSK License Agreement prior to the date hereof. The amount of the “Commercial Milestone Payment” (as defined in the GSK License Agreement) for the “First Commercial Sale Milestone” (as defined in the GSK License Agreement), after taking into account the reductions with respect thereto set forth in Section 6.3 of the GSK License Agreement, is $[***].

(i) The Company has not consented to any assignment by the Material Contract Counterparties to any Material Contract of any of its rights or obligations under any such Material Contract and, to the Knowledge of the Company, no Material Contract Counterparty has assigned any of its rights or obligations under any such Material Contract to any Person. Except as contemplated by the Transaction Documents or the NPA, neither the Company nor any of its Affiliates has assigned, in whole or in part, or granted any Lien upon or security interest with respect to, any Material Contract, the Transferred Assets, the Back-up Collateral or the GSK Proceeds.

(j) The Company has not notified any Person of any claims for indemnification under any Material Contract nor has the Company received any claims for indemnification under any Material Contract.

(k) Except as set forth on Schedule 5.14(k), Neither the Company nor any of its Affiliates has exercised any review or audit rights pursuant to any Material Contract, including the GSK License Agreement.

(l) To the Knowledge of the Company, GSK has not granted (and neither the Company nor any of its Affiliates has received any written notice that GSK has granted) a sublicense to any other Person.

(m) Except as provided in the GSK License Agreement (including Section 6.5(c) of the GSK License Agreement as set forth below) or the Note Documents, neither the Company nor any of its Affiliates is a party to any agreement providing for or permitting any sharing of, or providing for or permitting, any right of counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”) or permitting any Set-Off against, the Purchased Proceeds. GSK has not exercised, and, to the Knowledge of the Company, GSK has not had the right to exercise, and no event or condition exists that, upon notice or passage of time, or both, would permit GSK to exercise, any GSK Royalty Reduction, Royalty Reduction or Set-Off against the Purchased Proceeds or any other amounts payable to GSK under the GSK License Agreement. To the Knowledge of the Company, there are no Third Party Patents that would provide a basis for a GSK Royalty Reduction or Royalty Reduction. The [***] percent ([***]%) reduction to royalty rates in Section 6.5(c) of the GSK License Agreement applies with respect to a given “Product” (as defined in the GSK License Agreement) in a given country in the Territory only if both of the following conditions are true at the applicable point during the applicable “Royalty Term” (as defined in the GSK License Agreement): (i) such Product is not covered by a “Valid Claim” (as defined in the GSK License Agreement) of any Spero Patent (as defined in the GSK License Agreement) in such country; and (ii) the “Regulatory Exclusivity Period” (as defined in the GSK License Agreement), if any, for such Product in such country has expired. There are no compulsory licenses granted or, to the Knowledge of the Company, threatened to be granted, with respect to the IP Rights.

(n) Other than the Material Contracts, there are no Contracts between the Company, Parent or any of their respective Affiliates, on the one hand, and any Material Contract Counterparty, on the other hand, that (i) relate to any Licensed Product or the GSK Proceeds or (ii) could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Affiliates has (A) received any written notice of any dispute from any Material Contract Counterparty for resolution pursuant to any Material Contract or (B) given any written notice of any dispute to a Material Contract Counterparty for resolution pursuant to any Material Contract, in each case of clauses (A) and (B) that could reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds.

Section 5.15 Perfection of Security Interests in the Back-up Collateral. The Back-up Collateral Documents create valid security interests in, and Liens on, the Back-up Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Back-up Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions) in favor of the Purchaser Representative, for the benefit of the Secured Parties, prior to all other Liens.

Section 5.16 Names. Set forth on Schedule 5.16(a) is the taxpayer identification number and organizational identification number (in each case, or foreign equivalent) of the Company as of the Effective Date. The exact legal name and jurisdiction of organization of the Company is as set forth on the signature pages hereto. Except as set forth on Schedule 5.16(b), the Company has not during the five years preceding the Effective Date, (x) changed its legal name, (y) changed its jurisdiction of organization, or (z) been party to a merger, consolidation or other change in structure.

Section 5.17 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. None of the Company, nor any Subsidiary, nor any director, officer, employee, or, to the Knowledge of the Company, any agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or Controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or Foreign Sanctions Evaders, HMT’s Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, or any similar list enforced by any other relevant Sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction (such Persons, collectively, “Sanctioned Persons”). Neither the Company nor any director, officer, employee, agent, Affiliate, or representative thereof has engaged in any direct or indirect transactions or dealings with Sanctioned Persons. The Company has conducted its business in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws. The Company and its directors, officers, employees and, to the Knowledge of the Company, agents, Affiliates, or representatives have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), and other similar anti-corruption laws in other jurisdictions, and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws. Neither the Company nor any director, officer, employee or, to the Knowledge of the Company, agents, Affiliates, or representatives thereof have, directly or indirectly, made, offered, promised, or authorized any payment or provision of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any directors, officers, employees or, to the Knowledge of the Company, any of its agents, Affiliates, or representatives have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation.

(c) PATRIOT Act. To the extent applicable, the Company is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 5.18 Indebtedness. Neither Holdings nor the Company has any Indebtedness other than pursuant to the Transaction Documents.

Section 5.19 Intellectual Property Matters.

(a) Schedule 5.19(a) sets forth an accurate and complete list of the unexpired issued and pending applications for Product Patents. Other than as set forth on Schedule 5.19(a) there is no Patent owned or licensed by the Company or its Affiliates relating to the Commercialization of the Licensed Products in the Territory. For each Product Patent set forth on Schedule 5.19(a), the Company has indicated: (i) the jurisdictions in which such Product Patent is filed, pending, allowed, granted or issued, (ii) the patent number, registration number, or patent application number, as applicable, (iii) the registered owner thereof (iv) the Licensed Product to which such Product Patent or Product Patent application relates, (v) the licensor of each Licensed Patent (if different from registered owner), and (vi) the title of such Patent.

(b) The Company is the sole and exclusive owner of the entire right, title and interest in each of the Owned Patents (other than rights granted to GSK pursuant to the GSK License Agreement). The Owned Patents are not subject to any encumbrance, Lien or claim of ownership by any Third Party (other than rights granted to GSK pursuant to the GSK License Agreement). Neither the Company nor any of its Affiliates has received any notice of any claim by any Third Party challenging the ownership of the rights of the Company or Parent in and to the Owned Patents.

(c) The Company has a valid license to each of their respective Licensed Patents, in each case pursuant to the terms of the applicable In-License pursuant to which the Company has in-licensed such Licensed Patent(s).

(d) Each inventor named on the Owned Patents has executed a Contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such Contract has been duly recorded at the relevant Patent Office (including, as applicable, the United States Patent and Trademark Office).

(e) No issued Product Patents have lapsed, expired or otherwise been terminated and no Product Patent application by the Company or, with respect to any Licensed Patent for which a Patent has not yet issued and to the Knowledge of the Company, the applicant therefor, have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law.

(f) There are no unpaid maintenance fees, annuities or other like payments with respect to the Owned Patents.

(g) Each of the Owned Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent was issued or is pending. To the Knowledge of the Company, there is not any Person who is or claims to be an inventor of any of the Owned Patents who is not a named inventor thereof. Neither the Company nor any of its Affiliates has received any notice from any Person who is or claims to be an inventor of any of the Owned Patents who is not a named inventor thereof. To the Knowledge of the Company, no licensor with respect to any Licensed Patent has received any notice from any Person who is or claims to be an inventor of any of the Licensed Patents who is not a named inventor thereof.

(h) Each of the Owned Patents and claims therein is valid, enforceable and subsisting. Neither the Company nor any of its Affiliates nor, to the Knowledge of the Company, any licensor with respect to any Licensed Patent has received any opinion of counsel that any of the Product Patents or claims therein is invalid or unenforceable. Neither the Company nor any of its Affiliates nor, to the Knowledge of the Company, any licensor with respect to any Licensed Patent has received any notice of any claim by any Third Party challenging the validity or enforceability of any of the Product Patents or claims therein.

(i) To the Knowledge of the Company, each individual associated with the filing and prosecution of the Product Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office.

(j) To the Knowledge of the Company, there is at least one valid claim in the Product Patents in each of the United States, the United Kingdom, France, Germany, Italy and Spain that would be Infringed by the Company’s or any Subsidiary’s, or GSK’s Commercialization of the Licensed Products but for the Company’s and the Subsidiaries’ rights in such Patents.

(k) There is no pending or, to the Knowledge of the Company, threatened, opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (in each case, other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Owned Patents. To the Knowledge of the Company, there are no Disputes by or with any Third Party against the Company, Parent, GSK or Meiji involving the Product Patents. The Owned Patents set forth on Schedule 5.19(a) are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.

(l) To the Knowledge of the Company, and except as separately disclosed to Purchaser Representative, there is no pending or threatened (in writing) claims that the Commercialization of the Licensed Product as currently contemplated Infringes on any Patents or other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets.

(m) To the Knowledge of the Company, none of the conception, development and reduction to practice of the inventions claimed in the Product Patents has constituted or involved the misappropriation of Trade Secrets or other “IP Rights” (used in this instance as defined herein but without regard to whether such “IP Rights” relate to the Commercialization of the Licensed Products in the Territory) or property of any Third Party.

(n) Neither the Company nor any of its Affiliates nor, to the Knowledge of the Company, GSK or Meiji has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any of the Owned Patents post issuance.

(o) To the Knowledge of the Company, no Third Party Patent would be Infringed or limit or prohibit in any material respect Product Development and Commercialization Activities with respect to any Licensed Product. The Company has not received any notice of any claim by any Third Party asserting that Product Development and Commercialization Activities with respect to any Licensed Product Infringes such Third Party’s Patents.

(p) To the Knowledge of the Company, there are no pending, published patent applications owned by any Third Party, which the Company does not have the right to use, which if issued, would limit or prohibit in any material respect Product Development and Commercialization Activities by or on behalf of the Company or Parent or Commercialization by GSK with respect to any Licensed Product.

(q) To the Knowledge of the Company, no Third Party is Infringing any of the issued Product Patents. The Company has not put any Third Party on notice of any Infringement of any of the issued Product Patents.

(r) The Company has no owned or exclusively in-licensed Trademarks that are necessary or useful in the development, manufacture or commercialization of Tebipenem Pivoxil Hydrobromide or any Licensed Product in the Field (as defined in the GSK License Agreement) in the Territory.

Section 5.20 Compliance of Licensed Products.

(a) To the Knowledge of the Company, GSK is in compliance with its material obligations to seek, obtain and maintain Regulatory Authorizations for the Licensed Products in the Territory.

(b) Each of Tebipenem Pivoxil Hydrobromide and Utebzi (tebipenem pivoxil) is a Licensed Product.

(c) To the Knowledge of the Company, Tebipenem Pivoxil Hydrobromide has received Regulatory Authorization for marketing and distribution for the indications and in the countries listed on Schedule 5.20(c).

Section 5.21 Disclosure. The Company has disclosed to the Purchaser Representative and the Purchasers all agreements, instruments and corporate or other restrictions to which it or Parent is subject, and all other matters known to it or Parent, that, either individually or in the aggregate, have had or could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of the Company to the Purchaser Representative or any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished and when taken as a whole) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company or Parent to be reasonable at the time such information was delivered to the Purchaser Representative (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, the Parent and the Parent’s Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

ARTICLE VI

COVENANTS

During the Payment Term:

Section 6.1 Books and Records. The Company shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately all financial information received and all amounts paid or received under the GSK License Agreement in respect of the Purchased Proceeds and the proceeds thereof.

Section 6.2 Notices.

(a) Within [***] after receipt by the Company of (i) (x) notice of the commencement by any Third Party of, or (y) written notice from any Third Party threatening to commence, in either case any action, suit, arbitration proceeding, claim, demand, investigation, audit or other proceeding relating to this Agreement, any of the other Transaction Documents, the GSK License Agreement, the Meiji License Agreement, any transaction contemplated hereby or thereby or the Purchased Proceeds or the proceeds thereof (in any case other than any notice contemplated in Section 3.2(a) or Section 6.2(d)), or (ii) any other material written correspondence relating to the foregoing, that, in each case of the foregoing, could reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds, the Company shall (A) notify the Purchaser Representative in writing of the receipt of such notice or correspondence and (B) provide the Purchaser Representative with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality, if any, contained in the GSK License Agreement, if such notice is in writing, furnish the Purchaser Representative with a copy thereof.

(b) Subject to Section 6.5(a), within [***] after receipt by the Company of any material written notice, certificate, offer, proposal, correspondence, report or other communication from GSK or Meiji relating to the GSK License Agreement, the Meiji License Agreement, the IP Rights, the Purchased Proceeds or proceeds thereof or any Licensed Product in the Territory (in any case, other than any notice contemplated by Section 3.2(a), Section 6.2(a) or 6.2(d), and other than any communication that could not reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds), the Company shall (i) notify the Purchaser Representative in writing of the receipt thereof and provide the Purchaser Representative with a written summary of all material details thereof and (ii) to the extent not prohibited by obligations of confidentiality contained in the GSK License Agreement and the Meiji License Agreement, furnish the Purchaser Representative with a copy thereof.

(c) The Company shall provide the Purchaser Representative with written notice within [***] after it obtains Knowledge of any of the following:

(i) the occurrence of any Bankruptcy Event in respect of the Company, Parent or any of its Subsidiaries;

(ii) any breach or default by the Company of or under any material covenant, agreement or other provision of any Transaction Document;

(iii) the Company, GSK, Meiji or any other Third Party receiving any notice of audit or regulatory action by Regulatory Agency (other than routine inquiries) in the Territory relating to any of the Licensed Products or the Purchased Proceeds or proceeds thereof, in each case, that could reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds;

(iv) any representation or warranty made by the Company in this Agreement or any of the other Transaction Documents (or in any certificate delivered by the Company to the Purchaser Representative pursuant to this Agreement) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made;

(v) the occurrence or existence of any change, effect, event, occurrence, state of facts, development or condition that has had, or would reasonably be expected to have, a Material Adverse Effect;

(vi) GSK has failed to prepare, execute, deliver or file any agreements, documents or instruments that are necessary to secure and maintain any Regulatory Authorizations for the relevant Licensed Product (except where GSK’s failure to do so would not reasonably be expected to result in a Material Adverse Effect);

(vii) GSK has withdrawn or abandoned, or failed to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Authorization for the relevant Licensed Product once obtained (except where such withdrawal or abandonment would not reasonably be expected to result in a Material Adverse Effect); or

(viii) GSK has consented to the withdrawal or abandonment of any Regulatory Authorization for the relevant Licensed Product (except where such withdrawal or abandonment would not reasonably be expected to result in a Material Adverse Effect).

(d) In addition to the Royalty Reports to be delivered to the Purchaser pursuant to Section 3.2(a), the Company shall, on a quarterly basis, provide: (i) all material reports and other material documentation relating to the Commercialization of the Licensed Products in the Territory provided by GSK to the Company and (ii) the reports and other information received by the Company pursuant to Sections 2.3(a)(iv), 2.11(c), 3.2(d), 3.2(e) (solely with respect to finalized minutes), 4.1(a) (solely with respect to any amendments or modifications to the Development Plan (as defined in the GSK License Agreement)), 4.10(b), 4.10(c), 5.3(d), 5.3(e), 5.6, 7.1(c), 7.2(c), 7.2(d), 7.3(a), 7.3(c), 8.4, 10.4(a), 10.8, 11.7 and 14.6 of the GSK License Agreement. Upon the delivery of such reports, other documentation and information by the Company to the Purchaser Representative, either the Company or the Purchaser Representative may reasonably request to hold one videoconference for the purpose of discussing such quarterly update. In addition to the foregoing, the Purchaser Representative shall have the right, no more than [***], to request [***]. Any such videoconference or meeting shall be at a mutually agreeable reasonable date and time and shall include [***] of each of the Parent, the Company and the Purchaser Representative. Each of the Parent, the Company and the Purchaser Representative shall be solely responsible for their own costs and expenses associated with such videoconferences and meetings, including all travel and accommodations.

(e) The Company shall notify the Purchaser Representative in writing not less than [***] prior to any change in, or amendment or alteration of, the Company’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(f) The Company shall notify the Purchaser Representative in writing not more than [***] after becoming aware that any Tax may be required to withheld with respect to any payment under the GSK License Agreement or otherwise to the Purchaser Representative or the Purchasers pursuant to this Agreement.

(g) Promptly (and in any event, within [***]) notify the Purchaser Representative after (i) the Company or any Subsidiary enters into a new Material Contract or amends, supplements or otherwise modifies an existing Material Contract and provide the Purchaser Representative with a true, correct and complete copy of such new Material Contract or such amendment, supplement or modification or (ii) an existing Material Contract is terminated, in whole or in part.

(h) Promptly (and in any event within [***]) notify the Purchaser Representative after the Company has Knowledge of any act of Infringement of any Intellectual Property listed on Schedule 5.19(a) which could reasonably be expected to materially impair GSK’s ability to generate revenue from the Licensed Products which gives rise to GSK’s obligation to pay the Purchased Proceeds in accordance with the terms of the GSK License Agreement.

(i) Each notice pursuant to clauses (a) through (h) of this Section 6.2 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein. Each notice pursuant to Section 6.2(c)(ii) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.3 Preservation of Existence, Etc. The Company will:

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and its Organization Documents.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization.

(c) Use Commercially Reasonable and Diligent Efforts to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.4 Compliance with Laws. The Company will comply with the requirements of all Laws, including Healthcare Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.5 GSK License Agreement.

(a) The Company (i) shall perform and comply with in all material respects its obligations under the GSK License Agreement, (ii) shall not, except with the Purchaser Representative’s consent, (A) forgive, release or compromise any Purchased Proceeds payable by GSK under the GSK License Agreement, or (B) amend, modify, supplement, restate, waive, cancel, rescind or terminate (or consent to any cancellation, rescission or termination of), in whole or in part, any provision of or right under the GSK License Agreement in a manner that would reasonably be expected to have adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds, (iii) shall not, except with the Purchaser Representative’s consent, enter into any new contract, agreement or legally binding arrangement in respect of the Purchased Proceeds or the Licensed Products in the Territory (including, without limitation, the IP Rights with respect to Commercialization of the Licensed Products in the Territory), and (iv) shall not agree to do any of the foregoing. The Company shall promptly (and in any case within [***] after the occurrence of the applicable event) deliver to the Purchaser Representative (1) copies of all fully-executed or definitive writings related to the matters set forth in clauses (ii), (iii) and (iv) of the immediately preceding sentence.

(b) Except as otherwise expressly set forth in this ARTICLE VI and except as otherwise consented to by the Purchaser Representative, the Company shall not grant or withhold any consent, exercise or waive any right or option, fail to exercise any right or option or deliver to GSK any notice under the GSK License Agreement, in each case to the extent such action would reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds.

(c) Promptly (and in any case within [***]) after (i) receiving written notice from GSK, including any written notice terminating the GSK License Agreement (in whole or in part), alleging any breach of or default under the GSK License Agreement by the Company related to the Purchased Proceeds or the proceeds thereof, or any other material breach or default, or asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the GSK License Agreement by the Company related to the Purchased Proceeds or proceeds thereof or the right to terminate the GSK License Agreement (in whole or in part) by GSK; or (ii) the Company otherwise having Knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the GSK License Agreement by the Company related to the Purchased Proceeds or the proceeds thereof, or any other material breach or default, or the right to terminate the GSK License Agreement (in whole or in part) by GSK, the Company shall (A) (x) give written notice thereof to the Purchaser Representative and provide the Purchaser Representative with a written summary of all material details thereof, (y) to the extent not prohibited by obligations of confidentiality contained in the GSK License Agreement, include a copy of any written notice received from GSK, and (z) in the case of any such breach or default or alleged breach or default by the Company, describe in reasonable detail any corrective action the Company proposes to take in respect of such breach or default; and (B) in the case of any such breach or default or alleged breach or default by the Company, use Commercially Reasonable and Diligent Efforts to cure such breach or default and give written notice to the Purchaser Representative upon curing such breach or default; provided, however, that if the Company fails to promptly cure any such breach or default, without limiting any other rights it may have, the Purchaser Representative, for the benefit of the Purchasers, shall, upon written notice to the Company and to the extent permitted by the GSK License Agreement, be entitled to take any and all actions the Purchaser Representative considers reasonably necessary to promptly cure such breach or default, and the Company shall cooperate with the Purchaser Representative for such purpose and reimburse the Purchaser Representative, promptly (but in no event later than [***]) following demand, for all reasonable and documented out-of-pocket costs and expenses incurred by the Purchaser Representative in connection therewith.

(d) Except with respect to the transfer of the Retained Excess Proceeds as permitted hereunder, the Transferred Assets under the Contribution Agreement, with respect to the sale of the Purchased Proceeds to the Purchasers as provided in this Agreement, with respect to the security interests granted in favor of the Purchaser Representative, for the benefit of the Purchasers, under the Back-up Collateral Documents, and with respect to rights of the Purchasers under the NPA and the other Transaction Documents with respect to the GSK Proceeds, the GSK License Agreement or the IP Rights, or the security interests granted under the Security Agreement (as defined in the NPA), (i) the Company shall not dispose of, assign or otherwise transfer, in whole or in part, (1) any of the Company’s right, title or interest in or to the applicable IP Rights with respect to the Commercialization of the Licensed Products in the Territory (and the Company shall provide written notice to the Purchaser if it takes any such action outside of the Territory), (2) the GSK License Agreement, (3) the Purchased Proceeds or proceeds thereof or (4) the Back-up Collateral and (ii) the Company shall not grant any Lien on (1) the IP Rights in the Territory (and the Company shall provide written notice to the Purchaser if either of them grants any such Lien outside of the Territory), (2) the Purchased Proceeds or proceeds thereof, (3) the GSK License Agreement or (4) the Back-up Collateral.

Section 6.6 Termination of the GSK License Agreement.

(a) Without limiting the provisions of Section 6.5 or any other rights or remedies the Purchaser Representative or Purchasers may have under this Agreement, if GSK terminates the GSK License Agreement or the GSK License Agreement otherwise terminates (whether in whole or in part), in any case during the term of the GSK License Agreement, then the Company shall, at the Purchaser Representative’s request and direction at any time after Payment in Full:

(i) subject to the terms and conditions of the GSK License Agreement: (A) prepare the Termination and Wind-Down Plan (as defined in the GSK License Agreement) in accordance with Section 11.7(b) of the GSK License Agreement, provided, that the Company shall provide the Purchaser Representative a reasonable opportunity to review and comment on each draft of the Termination and Wind-Down Plan (as defined in the GSK License Agreement) and any amendments thereto prior to the presentation of such drafts to GSK, and shall consider the Purchaser Representative’s comments thereon in good faith; (B) exercise its rights under Section 11.7(b)(iv) of the GSK License Agreement, if available, to negotiate a Reversion License (as defined in the GSK License Agreement), provided that the Company shall provide the Purchaser Representative a reasonable opportunity to review and comment on the Reversion License (as defined in the GSK License Agreement) prior to execution of such Reversion License (as defined in the GSK License Agreement), and shall consider the Purchaser Representative’s comments thereon in good faith; and (C) take any other commercially reasonable actions with respect to GSK and the GSK License Agreement reasonably requested by the Purchaser Representative to enable a New Arrangement; and

(ii) use Commercially Reasonable and Diligent Efforts for a period of [***] (or such shorter period as the Company and the Purchaser Representative may agree) following such termination to negotiate a license with a Third Party with respect to the applicable IP Rights for such Third Party to Commercialize the applicable Licensed Products for any purpose that GSK would have been permitted to Commercialize the applicable Licensed Products under the GSK License Agreement, which license shall (i) become effective not earlier than the effective date of such termination, (ii) expire not later than the last day of the applicable Royalty Term under the GSK License Agreement (and, if such termination is only in part in respect of the applicable Licensed Product in a particular country (and not in whole), the applicable Royalty Term shall be such term that is applicable under the GSK License Agreement for such applicable Licensed Product in such country) and (iii) include terms, conditions and limitations that are not materially less favorable to the Company, taking into account the sale of the Purchased Proceeds pursuant to the Transaction Documents, than those contained in the GSK License Agreement, including with respect to obligations and costs imposed on the Company, disclaimers of the Company’s liability, Intellectual Property ownership and control and indemnification of the Company (any such license, a “New Arrangement”). The Company shall consult and reasonably consider any comments from the Purchaser Representative with respect to such negotiation of a New Arrangement. If the Company is unable to secure a New Arrangement within [***] of the termination of the GSK License Agreement (or such shorter period as the Company and the Purchaser Representative shall agree), then the Purchaser Representative shall have the right to negotiate a New Arrangement on behalf of the Company, and the Company agrees to use Commercially Reasonable and Diligent Efforts to cooperate and assist the Purchaser Representative in connection with the Purchaser’s efforts pursuant to this sentence. The Company shall not pay (or enter into any agreement to pay) any upfront costs, fees or expenses to a Third Party in connection with the Company’s efforts to locate, negotiate and secure a New Arrangement (“New Arrangement Expenses”) without the prior written consent of Purchaser Representative. In no event shall the Company be required to incur any Obligation of any kind with respect to, and any directions provided by Purchaser

Representative under this Section 6.6 shall not include any direction regarding, the prosecution, maintenance, enforcement or defense of the Intellectual Property. If Purchaser Representative does not consent to such New Arrangement Expenses, the Company may, upon written notice to the Purchaser Representative, terminate the Initial Search Period (as defined in the NPA). All costs and expenses (including attorneys’ fees and expenses) incurred by the Company complying with this Section 6.6 (including, without limitation, any New Arrangement Expenses consented to by Purchaser Representative), shall be borne by the Purchasers and shall be payable by Purchasers upon demand of the Company.

(b) Should the Company or the Purchaser Representative identify any New Arrangement pursuant to Section 6.6(a)(ii), the Company agrees to exercise Commercially Reasonable and Diligent Efforts to promptly duly execute and deliver a new license agreement effecting such New Arrangement that satisfies the foregoing requirements. All amounts payable to the Company under any New Arrangement that constitute Purchased Proceeds or other amounts intended to replace, succeed to or be substantially equivalent to the Purchased Proceeds shall remain subject to this Agreement and the other Transaction Documents. Following the execution of any New Arrangement, the Parties shall negotiate in good faith and use commercially reasonable efforts to enter into such amendments to this Agreement and the other Transaction Documents as may be reasonably necessary to reflect the terms of such New Arrangement and to preserve, to the greatest extent practicable, the economic benefit of the Purchased Proceeds and the Purchasers’ rights hereunder; provided that, pending the effectiveness of any such amendment, this Agreement shall be interpreted and applied in a manner that gives effect to the Parties’ intent that the Purchasers continue to receive the benefit of the Purchased Proceeds attributable to such New Arrangement.

Section 6.7 Back-up Collateral Matters.

(a) On or prior to the Effective Date, not in derogation of the statement of the intent of the Parties in Section 2.1(b), and for the purposes of providing additional assurance to the Purchaser Representative and the Purchasers in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Company shall enter into the Back-up Security Agreement, pursuant to which the Company shall grant to the Purchaser Representative, a continuing security interest of first priority in all of its right, title and interest in, to and under the Back-up Collateral, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the Uniform Commercial Code), in each case, for the benefit of the Purchaser Representative and the Purchasers.

(b) (i) The Company authorizes and consents to the Purchaser Representative filing, including with the Secretary of State of the State of Delaware, one or more Uniform Commercial Code financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions, as in the Purchaser Representative’s determination may be necessary or appropriate to evidence the purchase, acquisition and acceptance by the Purchasers of the Purchased Proceeds and proceeds thereof hereunder and to perfect and maintain the perfection of each of the Purchaser Representative’s ownership, for the benefit of the Purchasers, in the Purchased Proceeds and proceeds thereof and the back-up security interest in the Back-up Collateral granted by the Company to the Purchaser Representative, for the benefit of the Purchasers, pursuant to the Back-up Security Agreement; provided that the Purchaser Representative will provide the Company with a reasonable opportunity to review any such financing statements (or similar documents) prior to filing and the collateral identified in any such financing shall be limited to a legally sufficient description of the “Back-up Collateral” as defined herein. For greater certainty, the Purchaser Representative will not file this Agreement in connection with the filing of any such financing statements (or similar documents) but may file a summary or memorandum of this Agreement if required under

Applicable Laws providing for such filing. For sake of clarification, the foregoing statements in this Section 6.7 shall not bind either Party regarding the reporting of the transactions contemplated hereby for GAAP or SEC reporting purposes. (ii) In connection with the foregoing and with the security interests being granted pursuant to the Back-up Security Agreement, the Company shall promptly, upon the reasonable request of the Purchaser Representative, at the Company’s sole cost and expense, (A) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any other document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the Purchaser Representative reasonably necessary for the continued validity, perfection and priority of the Liens on the Back-up Collateral covered thereby subject to no other Liens other than Liens under the Transaction Documents, or obtain any consents or waivers as may be necessary in connection therewith; (B) deliver or cause to be delivered to the Purchaser Representative from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Purchaser Representative as the Purchaser Representative shall reasonably deem necessary to perfect or maintain the Liens on the Back-up Collateral pursuant to the Transaction Documents; and (C) upon the exercise by the Purchaser Representative of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Purchaser Representative may require. In addition, the Company shall promptly, at its sole cost and expense, execute and deliver to the Purchaser Representative such further instruments and documents, and take such further action as the Purchaser Representative may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Purchaser Representative and the Purchasers hereby and thereby.

Section 6.8 Compliance with Material Contracts. The Company shall comply with each Material Contract (other than the GSK License Agreement), except as could not, individually or in the aggregate, reasonably be expected to have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of the Purchasers to receive the payments based on GSK Proceeds.

Section 6.9 Audits.

(a) The Company shall not, without first consulting the Purchaser Representative, cause an inspection or audit of GSK’s books and records to be conducted pursuant to and in accordance with Section 6.8(b) of the GSK License Agreement except in connection with inspections or audits requested by the Purchaser under the NPA. From time to time, but not more frequently than [***] (including any requests under the NPA), the Purchaser Representative may request the Company to, and the Company shall, cause an inspection or audit of GSK’s books and records in respect of the Purchased Proceeds and proceeds thereof to be conducted pursuant to and in accordance with Section 6.8(b) of the GSK License Agreement. If, following any such inspection or audit, GSK disagrees with the initial independent certified public accounting firm’s calculations, the Company shall, at the direction of the Purchaser Representative, work with GSK to resolve such disagreement; provided, that the Company shall not resolve any such disagreement without the prior written consent of the Purchaser Representative. If GSK and the Company, at the direction of the Purchaser Representative, are unable to reach a mutually acceptable resolution, then at the direction of the Purchaser Representative, the Company shall submit the dispute to the second independent certified public accounting firm in accordance with Section 6.8(b) of the GSK License Agreement. For the purposes of exercising the Purchaser Representative’s rights pursuant to this Section 6.9(a) in respect of the GSK License Agreement, the Company shall appoint such accounting firm of nationally recognized standing as the Purchaser Representative shall select for such purpose (it being understood and agreed that any such accounting firm shall, pursuant to Section 6.8(b) of the GSK License Agreement be reasonably acceptable to GSK). The Company and the Purchaser Representative agree that [***] percent ([***]%) of the expenses of, and amounts payable to GSK as a result of any inspection or audit carried out at the request of the Purchaser Representative pursuant to this Section 6.9(a) that would otherwise be borne by the Company pursuant to the GSK License Agreement shall instead be borne by the Purchaser Representative and reimbursed to the Company promptly on demand, including such reasonable fees and expenses of such accounting firm as are to be borne by the Company pursuant to Section 6.8(b) of the GSK License Agreement together with [***]percent ([***]%) of the Company’s out-of-pocket costs and expenses incurred in connection with such inspection or audit; provided, that for the avoidance of doubt, any audit caused by the Company without complying with the consultation requirements in the first two sentences of this Section 6.9(a) shall not be deemed to be carried out at the request of the Purchaser Representative and the Purchaser Representative shall have no obligation to reimburse the Company, pursuant to this sentence, for any fees, costs or expenses incurred by the Company in connection therewith. The Company shall, to the extent not prohibited by obligations of confidentiality contained in the GSK License Agreement pursuant to which an inspection or audit in respect of the Purchased Proceeds is conducted, promptly (but in no event later than [***]) furnish to the Purchaser Representative any inspection or audit report prepared in connection with such inspection or audit.

(b) In the event that any inspection or audit conducted pursuant to Section 6.9(a) uncovers that the amounts actually paid to the Purchaser Representative for any period in respect of the Purchased Proceeds and proceeds thereof were greater than the amounts that should have been paid to the Purchaser Representative for such period in respect of the Purchased Proceeds and proceeds thereof, the Purchaser Representative shall cause the amount of such overpayment to be paid to GSK promptly (but in no event later than [***]) after delivery to the Purchaser Representative, pursuant to Section 6.9(a), of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit conducted pursuant to Section 6.9(a) uncovers that the amounts actually paid to the Purchaser Representative for any period in respect of the Purchased Proceeds and proceeds thereof were less than the amounts that should have been paid to the Purchaser Representative for such period in respect of the Purchased Proceeds and proceeds thereof, the Company shall cooperate and provide assistance as reasonably requested by the Purchaser Representative to cause the amount of such underpayment to be paid to the Purchaser Representative by GSK in accordance with the timeframe set forth in the GSK License Agreement promptly after delivery to the Purchaser Representative, pursuant to Section 6.9(a), of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.

(c) Without limitation of the foregoing, the Purchaser Representative and its representatives shall have the right for the duration of this Agreement, at the expense of the Company, during regular business hours and upon reasonable prior written notice and exercisable not more than [***] (including any such requests under the NPA), to access, receive, review and make copies of (i) the books and records of the Company and its Affiliates and such other documents and materials as are in the possession or control of the Company or its Affiliates, and (ii) such other information as the Purchaser Representative may reasonably request, in each case of the foregoing subsections (i) or (ii), for the bona fide auditing, tax, regulatory or legal compliance purposes of any Purchaser or its Affiliate, including as reasonably related to confirming and/or verifying the economic, contractual and other rights, interests, entitlements, obligations and terms under the Transaction Documents. Upon written request from the Purchaser Representative, any such information, documents or materials shall be furnished in a digital format either via email or in a virtual data room, in each case as reasonably practicable.

(d) The Company shall (i) promptly (and in any event within [***]) after any request, deliver such current bank statements and other information relating to all deposit accounts and securities accounts of Issuer and (ii) at the request of Purchaser Representative, provide Purchaser Representative with read-only online access to all deposit accounts (including, without limitation, the Collection Account) and securities accounts of the Company.

Section 6.10 IP Rights.

(a) To the extent required or permitted by the GSK License Agreement and subject to Section 6.10(b) below, the Company shall, at the Company’s expense, diligently file, prosecute and maintain the IP Rights in the Territory in the event that (i) the Company has the sole right to or the first right to file, prosecute or maintain an IP Right in the Territory, or (ii) the Company has the back-up or second right under a Material Contract to, following any Material Contract Counterparty’s decision not to exercise its first right to, file, prosecute or maintain any IP Right in the Territory, including payment of maintenance fees or annuities.

(b) To the extent required or permitted by the GSK License Agreement, the Company shall, at the Company’s expense, in the event that (i) the Company has the sole right to or the first right to enforce or defend any IP Right in the Territory, or (ii) the Company has the back-up or second right under a Material Contract to, following any Material Contract Counterparty’s decision not to exercise its first right to, enforce or defend any IP Right in the Territory, (A) diligently enforce the applicable IP Rights in the Territory against third party infringement, in any jurisdiction, provided that there shall be no obligation to enforce IP Rights in the Territory unless the failure to enforce would reasonably be expected to have adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of the Purchasers to receive the GSK Proceeds, (B) diligently defend the applicable IP Rights in the Territory against any claims of invalidity or unenforceability, in any jurisdiction, and (C) when available in respect of any applicable Licensed Product in the Territory, obtain Patents and any corrections, substitutions, reissues and reexaminations thereof and obtain Patent term extensions and any other forms of Patent term restoration in any country in the Territory. If the Company determines that it is not commercially reasonable to act in respect of matters for which the Company is obligated to act by the foregoing clauses (B) and (C) with respect to a particular IP Right in a particular country in the Territory, the Company shall provide advance written notice thereof to the Purchaser Representative and shall consult with the Purchaser Representative with respect thereto; provided that the Purchaser Representative’s prior written consent (not to be unreasonably withheld) is required to relieve the Company of its obligation to act in accordance with the foregoing clauses (B) and (C) with respect to a particular IP Right in a particular country in the Territory. The Company shall promptly (but in any event within [***]) provide to the Purchaser Representative a copy of any written notice or other documentation received in connection with any such legal action, suit or other proceeding relating to the IP Rights, regardless of whether such legal action, suit or other proceeding occurs inside or outside of the Territory.

(c) The Company shall, except to the extent prohibited by obligations of confidentiality contained in the GSK License Agreement, promptly (but in any event within [***]) after receipt thereof, provide to the Purchaser Representative a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents included in the IP Rights, and shall provide the Purchaser Representative with a copy of drafts of any written material proposed to be filed in response thereto.

(d) To the extent required or permitted by the GSK License Agreement, the Company shall not disclaim or abandon, or fail to use Commercially Reasonable and Diligent Efforts necessary or desirable to prevent the disclaimer or abandonment of, any IP Rights in the Territory (and the Company shall provide written notice to the Purchaser Representative if it disclaims or abandons or fails to use

Commercially Reasonable and Diligent Efforts necessary or desirable to prevent the disclaimer or abandonment of any IP Rights outside of the Territory).

(e) To the extent permitted or required under the GSK License Agreement, the Company shall diligently defend against any claim or action by any other Person that the Commercialization of Licensed Products as currently contemplated in the GSK License Agreement, Infringes on any Patents or other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets or other Intellectual Property rights.

(f) The Company shall not exercise and enforce their applicable rights, or fail to exercise or enforce their rights, in respect of any Material Contract, including the GSK License Agreement, in any manner that would result in a breach of this Agreement.

Section 6.11 Compliance with Permits. In connection with all Product Development and Commercialization Activities by or on behalf of the Company or GSK for each and any Licensed Product, the Company shall comply, and shall use commercially reasonable efforts to cause each Third Party engaging in such activities on behalf of the Party to comply, in all material respects with all Permits.

Section 6.12 Additional Covenants of the Company. Each of Holdings and the Company shall:

(a) only enter into Contracts in its own name as a legal entity separate from the Parent, from Holdings and from any other Person (it being agreed by the Parties that the Company has complied with this requirement in connection with its entry into the Transaction Documents);

(b) not commingle its assets with assets of any other Person, except in connection with, and for the limited purposes of, the Collection Account;

(c) conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence;

(d) maintain separate books and records, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in consolidated financial statements of the Parent in conformity with the applicable provisions of GAAP (provided that such assets are also listed on the Company’s own separate balance sheet);

(e) pay its own liabilities and expenses only out of its own funds or GSK Proceeds as set forth in the NPA; provided that the foregoing shall not prohibit the payment of liabilities and expenses by the Parent on behalf of the Company so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;

(f) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to the Company;

(g) cause the representatives of the Company to act at all times with respect to the Company consistently and not in a manner opposed to the foregoing;

(h) not incur any Indebtedness except as permitted under Section 9.05 of the NPA;

(i) not, directly or indirectly, effectuate or consummate a Change of Control; provided that a Change of Control described solely in clause (a) of the definition thereof shall be permitted if (i) no Contributor Event of Default (as defined in the NPA) and Servicer Termination Event (as defined in the NPA) exists immediately before or immediately after giving effect thereto and, (ii) either (A) the Company is the surviving Person after giving effect to such Change of Control and remains obligated under the Transaction Documents to which the Company is a party, or (B) any surviving Person expressly assumes in writing all obligations of the Company under the Transaction Documents to which the Company is a party, to the extent such assumption does not occur by operation of law;

(j) not, directly or indirectly, make any dividends or other distributions (whether in cash, securities or other property) to holders of its Equity Interests, other than (i) any dividend or distribution of its rights in the Retained Excess Proceeds and (ii) distributions of Retained Excess Proceeds pursuant to a Permitted Royalty Monetization; and

(k) not issue any Equity Interests of any kind.

Section 6.13 Payment of Taxes. Each of Holdings and the Company will timely (i) file all required U.S. federal, state, local and non-U.S. income tax returns and all other material tax returns and reports and (ii) pay all U.S. federal, state, local and non-U.S. income Taxes and all other material Taxes levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) except those which will be contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves will be established in accordance with GAAP or where such Taxes, individually or in the aggregate, are less than $[***] and such failure would not have an adverse effect, in any material respect, including on the timing, amount or duration of, the GSK Proceeds or the right of the Purchasers to receive the Purchased Proceeds.

Section 6.14 Parent’s Performance on Behalf of the Company. Notwithstanding anything to the contrary in this Agreement, to the extent that Parent performs any obligation of the Company under this Agreement on the Company’s behalf pursuant to Parent’s servicing obligations under the Contribution Agreement, the Company shall be deemed to have satisfied such obligation under this Agreement. For the avoidance of doubt, this Section 6.14 shall not diminish the substantive obligations of the Company or excuse compliance with any requirement that is additional to, or materially different from, the obligations required to be performed by Parent under the Contribution Agreement.

ARTICLE VII

NEGATIVE COVENANTS

During the Payment Term, the Company further covenants and agrees as follows:

Section 7.1 Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon any Purchased Proceeds or proceeds thereof or the Back-up Collateral, whether now owned or hereafter acquired, other than Liens created in favor of the Purchaser Representative, for the benefit of the Secured Parties, pursuant to the Transaction Documents or as otherwise permitted under Section 9.03 of the NPA. For avoidance of doubt, the Company may grant a Lien on the Retained Excess Proceeds and any proceeds thereof as part of a Permitted Royalty Monetization.

Section 7.2 Fundamental Changes.

(a) Neither Holdings nor the Company shall merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

(b) Neither Holdings nor the Company shall institute (or consent to the institution of), agree to, or cause, directly or indirectly, any Bankruptcy Event with respect to itself or the other.

Section 7.3 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Organization and Form of Organization; Certain Amendments; Subsidiaries.

(a) Neither Holdings nor the Company shall amend, modify or change its Organization Documents.

(b) Neither Holdings nor the Company shall (i) enter into any Material Contract (other than those in existence on the Effective Date or in connection with a Permitted Royalty Monetization or New Arrangement) or (ii) amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, any Material Contract, in each case without the consent of Purchaser Representative (such consent not to be unreasonably withheld or delayed), if the related amendment, modification, waiver or termination could reasonably be expected to have an adverse effect, in any material respect, on the timing, amount or duration of, the Purchased Proceeds or the right of the Purchasers to receive the Purchased Proceeds.

(c) The Company shall not form, acquire or otherwise establish any new Subsidiary.

Section 7.4 Anti-Corruption Laws; Anti-Terrorism Laws.

(a) The Company will not (i) directly or indirectly knowingly enter into, nor permit any of their respective Subsidiaries or Affiliates to directly or indirectly knowingly enter into, any documents, instruments, agreements or Contracts with any Person that is the subject of Sanctions, or (ii) directly or indirectly, permit any of their respective Subsidiaries or Affiliates to directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Person that is the subject of Sanctions, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Person that is the subject of Sanctions, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(b) The Company shall not engage, nor permit any of its directors, officers, employees or agents to engage, directly or indirectly, in any activity which would constitute a violation of the FCPA or otherwise make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person.

Section 7.5 Tax Status. Neither Holdings nor the Company shall take or permit any action that would cause the Company to cease, for U.S. federal or any applicable state or local income tax purpose, to be a disregarded entity owned by a U.S. Person.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE PurchaserS and THE PURCHASER REPRESENTATIVE

Each of the Purchaser Representative and the Purchasers hereby represents and warrants separately (and not jointly) to the Company as of the Effective Date as follows:

Section 8.1 Organization. Such entity is a Delaware limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its state of formation and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 8.2 No Conflicts. None of the execution and delivery by such entity of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such entity or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such entity is a party or by which such entity or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of such entity, except in the case of clause (i) where any such event would not result in a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Transaction Documents.

Section 8.3 Authorization. Such entity has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which such entity is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it. Each of the Transaction Documents to which such entity is party has been duly executed and delivered by it. Each of the Transaction Documents to which such entity is party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 8.4 Governmental and Third Party Authorizations. The execution and delivery by such entity of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 5.5.

Section 8.5 No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of such entity, threatened by or against such entity, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.

Section 8.6 No Brokers’ Fees. Such entity has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 8.7 Funds Available. Such entity has sufficient funds on hand to satisfy the Purchaser Representative’s obligation, solely in its capacity as agent for the Purchasers, to pay the Purchase Price due and payable on the Effective Date. Such entity acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

Section 8.8 Access to Information. Such entity acknowledges that it has (a) reviewed such documents and information relating to the Purchased Proceeds, the Back-up Collateral and the Licensed Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Proceeds in accordance with the terms of this Agreement. Such entity has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Proceeds in accordance with the terms of this Agreement.

Section 8.9 Tax Status. Such entity is a U.S. Person.

ARTICLE IX

Purchaser Representative

Section 9.1 Appointment; Authorization. Each Purchaser hereby appoints HCR SPERO SPV, LLC (or any Affiliate of Purchaser Representative that becomes Purchaser Representative pursuant to the terms hereof) to act on its behalf as Purchaser Representative under this Agreement and the other Transaction Documents and authorizes Purchaser Representative to take such action as Purchaser Representative on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to Purchaser Representative by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Purchaser Representative and Purchasers, and the Company shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” or “representative” in this Agreement or in any other Transaction Document (or any other similar term) with reference to Purchaser Representative is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Duties. Purchaser Representative shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Neither Purchaser Representative nor any of its Affiliates shall be liable for any action taken or not taken by Purchaser Representative (a) with the consent or at the request of the Purchasers or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Transaction Documents do not require Purchaser Representative to take specific action, Purchaser Representative shall be fully justified in using its discretion in failing to take or in taking any action thereunder.

Section 9.3 Reliance. Purchaser Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Purchaser Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Purchaser Representative may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4 Indemnification by Purchasers. The Purchasers shall, on a ratable basis, indemnify Purchaser Representative, its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons (to the extent not reimbursed by the Company) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except as a result of Purchaser Representative’s gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Purchaser Representative may suffer or incur in connection with the Transaction Documents or any action taken or omitted by Purchaser Representative hereunder or thereunder.

Section 9.5 Non-Reliance. Each Purchaser acknowledges that it has, independently and without reliance upon Purchaser Representative or any other Purchaser or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own financial analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon Purchaser Representative or any other Purchaser or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.6 Successor Purchaser Representative. Purchaser Representative may, at any time upon [***] prior notice of its resignation to the Purchasers and the Company, resign as Purchaser Representative. Upon receipt of any such notice of resignation, the Purchasers shall have the right to appoint a successor Purchaser Representative. Upon the acceptance of a successor’s appointment as Purchaser Representative hereunder and notice of such acceptance to the resigning Purchaser Representative, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning (or resigned) Purchaser Representative; the resigning Purchaser Representative’s resignation shall become immediately effective and the resigning Purchaser Representative shall be discharged from all of its duties and obligations hereunder and under the other Transaction Documents. If no such successor shall have been so appointed by the Purchasers and shall have accepted such appointment within [***] after the resigning Purchaser Representative gives notice of its resignation, then the resigning Purchaser Representative, from and following the expiration of such [***] period, shall have the exclusive right, upon [***] notice to the Company and the Purchasers, to make its resignation effective immediately.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Company and the Purchaser Representative (acting for itself and for the Purchasers).

Section 10.2 Notices. All notices and other communications under this Agreement to a party hereto shall be in writing and shall be sent by email with PDF attachment, internationally recognized overnight delivery service or personal delivery to the following address of such party, or to such other address as shall be designated from time to time by such party in accordance with this Section 10.2:

(a) If to Company:

c/o Spero Therapeutics, Inc.

675 Massachusetts Avenue

14th Floor

Cambridge, MA 02139

Attention: Esther Rajavelu

Email: [***]

With a copy (which shall not constitute notice) to:

WilmerHale

60 State Street

Boston, MA 02109

Attention: George W. Shuster Jr.; Nathan J. Moore

Email: george.shuster@wilmerhale.com; nathan.moore@wilmerhale.com

(b) If to Purchaser or the Purchaser Representative:

c/o HCRX Investments HoldCo, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

c/o HCRX Investments HoldCo, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Chief Legal Officer

Email: [***]

and with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 301

Baltimore, MD 21209

Attention: [***]

Email: [***]

Any Party may change its address for the receipt of notices at any time by giving notice thereof to the other Party. Except as otherwise provided herein, any notice authorized or required to be given by this Agreement shall be effective when received.

Section 10.3 No Waiver; Cumulative Remedies; Enforcement. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Company shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Purchasers and the Purchaser Representative for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Purchaser Representative from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Purchaser Representative) hereunder and under the other Transaction Documents, (b) any Purchaser from exercising Set-Off rights in accordance with Section 10.5, or (c) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company under any Debtor Relief Law.

Section 10.4 Expenses; Indemnity.

(a) Expenses. The Company shall pay, promptly following written demand therefor (i) all reasonable and documented out-of-pocket expenses incurred by the Purchaser Representative or any of its Affiliates or any Purchaser or any of their respective Affiliates in connection with any amendments, modifications or waivers of the provisions of this Agreement or any other Transaction Document (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Transaction Documents (including any amendment, restatement, amendment and restatement, supplement or other modification of the Transaction Documents) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Purchaser Representative or any Purchaser (including the fees, charges and disbursements of any counsel for the Purchaser Representative or any Purchaser), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section 10.4, or (B) except as otherwise set forth herein, in connection with the payment of the Purchase Price made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such payment of the Purchase Price and transfer of the Purchased Proceeds and proceeds thereof to the Purchasers.

(b) General Indemnity. From and after the Closing and without duplication of any amounts owing by the Company or any Third Party under any other Transaction Documents:

(i) The Company agrees to indemnify, defend and hold harmless the Purchaser Representative, the Purchasers and their respective Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Purchaser Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Purchaser Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties of the Company in this Agreement, (B) any breach of any of the covenants or agreements of the Company in this Agreement, (C) any Third Party Claim arising out of or resulting from the Purchased Proceeds or proceeds thereof, and (D) any Excluded Liabilities and Obligations; provided, that, for the avoidance of doubt, other than in the case of the foregoing clause (D), the Company shall not be obligated to indemnify, defend or hold harmless the Purchaser Indemnified Parties in respect of Losses to the extent arising out of or resulting from (i) the gross negligence or willful misconduct of a Purchaser Indemnified Party, (ii) a breach by a Purchaser Indemnified Party of this Agreement, (iii) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of Holdings or the Company and that is brought by a Purchaser Indemnified Party against any other Purchaser Indemnified Party or (iv) a decline in sales of any Licensed Product due to factors (including an Insolvency Event (as defined in the NPA) of GSK) that are not attributable to the acts or omissions of the Company or its Affiliates that constitute a breach or default under the Transaction Documents.

(ii) Each of the Purchaser Representative and the Purchasers hereby agree (severally and not jointly) to indemnify, defend and hold harmless the Company and its directors, officers, agents and employees (the “Company Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Company Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties of the Purchaser Representative or such Purchaser in this Agreement and (B) any breach of any of the covenants or agreements of the Purchaser Representative or such Purchaser in this Agreement.

Notwithstanding the foregoing, (1) the Company will have no obligation to indemnify any Purchaser Indemnified Party to the extent that any Losses result from or arise out of any matters for which such Purchaser Indemnified Party is obligated to indemnify the Company Indemnified Party under Section 10.4(b)(ii) and (2) the Purchaser Representative and the Purchasers will have no obligation to indemnify the Company Indemnified Party to the extent that any Losses result from or arise out of any matters for which the Company is obligated to indemnify any Purchaser Indemnified Party under Section 10.4(b)(i).

(c) Claims Procedures.

(i) If either a Purchaser Indemnified Party, on the one hand, or a Company Indemnified Party, on the other hand (such Purchaser Indemnified Party on the one hand and such Company Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Section 10.4, the Indemnified Party shall so notify the other Party from whom indemnification is sought under this Section 10.4 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 10.4 (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and tender to the Indemnifying Party the defense of such Third Party Claim. A failure by an Indemnified Party to give notice and to tender the defense of such Third Party Claim in a timely manner pursuant to this Section 10.4(c) shall not limit the obligation of the Indemnifying Party under this Section 10.4, except to the extent such Indemnifying Party is actually prejudiced thereby.

(ii) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Party pursuant to Section 10.4(c)(i). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Party within [***] after the Indemnified Party has given notice of the Third Party Claim under Section 10.4(c)(i) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal action, suit, investigation or proceeding.

(iii) The Indemnifying Party will not consent to the entry of any Judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless such Judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the general release of all Indemnified Parties and its Affiliates from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates.

(iv) If the Indemnifying Party does not deliver the notice contemplated by Section 10.4(c)(i), within [***] after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 10.4(c)(i), or otherwise at any time fails to conduct the defense of the Third Party Claim diligently, the Indemnified Party may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate following consultation with the Indemnifying Party in connection therewith. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim diligently but any of the other conditions in Section 10.4(c)(ii) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such Judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

(d) Limitations on Liability; Time for Claims.

(i) Except for claims arising from a breach of confidentiality obligations under Section 10.7 or in cases of fraud, bad faith or willful misconduct, no Party shall be liable for any consequential, punitive, special or incidental damages under this Section 10.4 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such Party (including under this Section 10.4) in or pursuant to this Agreement. In connection with the foregoing, the Parties acknowledge and agree that (A) the Purchasers’ damages, if any, for any such action or claim will typically include Losses for the payment of the Purchased Proceeds and proceeds thereof that the Purchaser Representative and Purchasers were entitled to receive or would have received absent such breach, as well as expenses incurred in connection with enforcement of this Agreement and the other Transaction Documents, and (B) the Purchaser Representative and the Purchasers shall be entitled to make claims for all such missing, delayed or diminished payments in respect of the Purchased Proceeds and proceeds thereof as Losses hereunder, and such missing, delayed or diminished payments of in respect of the Purchased Proceeds and proceeds thereof shall not be deemed consequential, punitive, special, indirect or incidental damages.

(ii) Subject to the last sentence of this clause (d)(ii), notwithstanding anything else to the contrary herein, the Purchasers’ aggregate liability in respect of claims for indemnification pursuant to Section 10.4(b)(ii)(A) will not exceed the Purchase Price. The limitations under this clause (d)(ii) shall not apply to any claim for indemnification hereunder in the case of fraud, bad faith, willful misconduct or the misappropriation, conversion or intentional misapplication of any Retained Excess Proceeds.

(iii) No claim may be made or suit instituted seeking indemnification pursuant to Section 10.4(b)(i)(A) or Section 10.4(b)(ii)(A) unless a written notice is provided to the Company or Purchaser Representative, as applicable, prior to the date that is (A) [***] following the First Payment Date with respect to breach of any Fundamental Representation, and (B) [***] following the First Payment Date with respect to breach of any other representation or warranty. No claim may be made or suit instituted seeking indemnification pursuant to any other provision of Section 10.4(b)(i)(B) or Section 10.4(b)(ii)(B) unless a written notice is provided to the Company or Purchaser Representative, as applicable, prior to the date that is the later of (1) [***] following the First Payment Date or (2) [***] following the Party that is bringing the claim having knowledge of the occurrence of the event giving rise to such claim for indemnification under such other provision; provided that such date shall in no event be later than the last day of the Payment Term (except with respect to any payments invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, under any bankruptcy act or code, state or federal law, common law or equitable doctrine).

(e) Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Section 10.4 will be treated as an adjustment to the Purchase Price for all Tax purposes to the fullest extent permitted by Applicable Law.

Section 10.5 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Purchaser Representative or any Purchaser, or the Purchaser Representative or any Purchaser exercises its right of Set-Off, and such payment or the proceeds of such Set-Off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Purchaser Representative or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then

(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such Set-Off had not occurred, and (b) each Purchaser severally agrees to pay to the Purchaser Representative upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Purchaser Representative, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Purchasers under clause (b) of the preceding sentence shall survive the payment in full of all Obligations and the termination of this Agreement and the other Transaction Documents.

Section 10.6 Assignment. The Company may not assign in whole or in part this Agreement, any of their rights or obligations hereunder, or any of their rights in the Licensed Products, the GSK License Agreement, Meiji License Agreement, the Back-up Collateral or the IP Rights, without the Purchaser Representative’s prior written consent, provided that the Company may assign the Retained Excess Proceeds and any proceeds thereof as part of a Permitted Royalty Monetization without the Purchaser Representative’s prior written consent. The Purchaser Representative and each Purchaser may at any time assign this Agreement in whole or in part to any Person, including to any Third Party or to one or more of its Affiliates. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns. Any purported assignment of rights or obligations in violation of this Section 10.6 will be void.

Section 10.7 Treatment of Certain Information; Confidentiality. Each Party agrees that, during the term of this Agreement and for [***] thereafter, it shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other Party, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.7, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or the Purchased Proceeds (in the case of the Purchaser Representative), (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or (iii) any financing sources of such Party, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or the advances of the Purchase Price to be made hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company, (i) in the case of the Purchaser Representative and the Purchasers, to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (j) for tax or audit purposes, (k) to any actual or potential investors, members, and partners of the Purchaser Representative, any Purchaser or their Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (l) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.7 or (ii) becomes available to the Purchaser Representative, any Purchaser or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section 10.7, “Information” means all information furnished to a Party (the “Receiving Party”) by or on behalf of the other Parties (the “Disclosing Party”) pursuant to this Agreement, other than any such information that is available to the Receiving Party on a nonconfidential basis prior to disclosure by such Disclosing Party; provided, that, in the case of information received from the Company or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.7 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.8 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different Parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Purchaser Representative and when the Purchaser Representative shall have received counterparts hereof that, when taken together, bear the signatures of each of the other Parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.9 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force until (a) [***] following the First Payment Date with respect to Fundamental Representations, and (b) [***] following the First Payment Date with respect to all other representations and warranties. Such representations and warranties have been or will be relied upon by the Purchaser Representative and each Purchaser, regardless of any investigation made by the Purchaser Representative or any Purchaser or on their behalf and notwithstanding that the Purchaser Representative or any Purchaser may have had notice or knowledge of any default at the time of Closing, and shall continue in full force and effect throughout the Payment Term.

Section 10.10 Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE PURCHASER REPRESENTATIVE, ANY PURCHASER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE PURCHASER REPRESENTATIVE OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE COMPANY OR THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.12 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Transaction Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company and each of the Purchaser Representative and each Purchaser agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper “Communication” which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Purchaser Representative and each of the Purchasers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Purchaser Representative is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Purchasers and the Purchaser Representative have agreed to accept such Electronic Signature, they shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company and/or any Purchaser without further verification and (b) upon the request of the Purchaser Representative or any Purchaser, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Purchaser and the Purchaser Representative shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Transaction Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Purchasers and the Purchaser Representative’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Purchaser and the Purchaser Representative shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon, any Communication (which writing may be an electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Transaction Documents for being the maker thereof).

The Company, the Purchaser Representative and each Purchaser hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Transaction Document based solely on the lack of paper original copies of this Agreement, such other Transaction Document, and (ii) any claim against the Purchaser Representative, each Purchaser and each Related Party for any liabilities arising solely from the Purchaser Representative’s and/or any Purchaser’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.14 USA PATRIOT Act. Each Purchaser that is subject to the Act (as hereinafter defined) and the Purchaser Representative (for itself and not on behalf of any Purchaser) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Purchaser or the Purchaser Representative, as applicable, to identify the Company in accordance with the Act. The Company agrees to, promptly following a request by the Purchaser Representative or any Purchaser, provide all such other documentation and information that the Purchaser Representative or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.15 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Purchaser Representative and the Purchasers are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Purchaser Representative and the Purchasers on the other hand, (ii) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (b)(i) the Purchaser Representative and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Company or any of its Affiliates or any other Person and (ii) neither the Purchaser Representative nor any Purchaser has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (c) the Purchaser Representative and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Purchaser Representative nor any Purchaser has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Purchaser Representative or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16 Entire Agreement. This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.

Section 10.17 No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. In respect of the rights of the Purchaser Indemnified Parties under Section 10.4, the Purchaser Representative shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of such Purchaser Indemnified Party.

Section 10.18 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.19 Public Announcement.

(a) As soon as reasonably practicable following the date hereof, one or both of the Company and the Purchaser Representative shall issue a mutually agreed to press release. Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party (which in the case of the Purchasers, shall be the Purchaser Representative) with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including proposed redaction of certain provisions of this Agreement) with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms of this Agreement proposed to be redacted. The Purchaser Representative acknowledges that it will be necessary for the Company to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with the SEC and any registration statement it may file with the SEC, and the Company will provide the Purchaser Representative a reasonable opportunity to review and comment on (and request) any proposed redactions to the copy of this Agreement filed with the SEC as well as on such other public disclosures; provided that the Company shall not be required to provide the Purchaser Representative the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by the Purchaser Representative (except for disclosure of any previously redacted information). Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority. For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 10.19, then no further consent or compliance with this Section 10.19 shall be required for any substantially similar disclosure thereafter.

Section 10.20 Specific Performance. Each of the Parties hereto acknowledges that the other Party hereto may not have adequate remedy at law if the other Party fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement and the other Transaction Documents without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to seek injunctive relief against any breach or threatened breach of the Transaction Documents. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.

Section 10.21 Limited Recourse; Disposition of Retained Excess Proceeds. For the avoidance of doubt and notwithstanding anything else to the contrary in this Agreement or the other Transaction Documents, other than as set forth in the Parent Guaranty (as defined in the NPA), all Obligations shall be payable hereunder solely from the Purchased Proceeds, or, to the extent permitted hereunder, from proceeds of Back-up Collateral. Notwithstanding anything else to the contrary in this Agreement or the other Note Documents, the Company and the Parent shall be permitted to enter into and consummate one or more Permitted Royalty Monetizations, and no such transfer shall result in a breach or default hereunder or any other Transaction Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

THE COMPANY:

SPERO SPV, LLC

By:	/s/ Esther Rajavelu
Name: Esther Rajavelu
Title: Chief Executive Officer, Chief Financial Officer and Treasurer

THE PURCHASERS:

HRBR 2025-2, LLC

By:	Global Atlantic Financial Company, as its Administrator

By:	/s/ Michael Morreale
Name: Michael Morreale
Title: Director

HCRX INVESTMENTS HOLDCO, L.P.

By:	HCRX Master GP, LLC

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

THE PURCHASER REPRESENTATIVE:

HCR SPERO SPV, LLC

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Authorized Signatory